Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

among:

WEBSITE PROS, INC.,

a Delaware corporation;

AUGUSTA ACQUISITION SUB, INC.,

a Delaware corporation; and

WEB.COM, INC.,

a Minnesota corporation

Dated as of June 26, 2007

i

2.20	Transactions with Affiliates	33
2.21	Legal Proceedings; Orders	34
2.22	Authority; Inapplicability of Anti-takeover Statutes; Binding Nature of Agreement	34
2.23	Section 302A.673 of the MBCA Not Applicable.	34
2.24	No Existing Discussions	35
2.25	Vote Required	35
2.26	Non-Contravention; Consents	35
2.27	Fairness Opinion	36
2.28	Financial Advisor	36
2.29	Full Disclosure	37
SECTION 3.	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	37
3.1	Due Organization; Subsidiaries; Etc	37
3.2	Certificate of Incorporation and Bylaws	37
3.3	Capitalization, Etc.	37
3.4	SEC Filings; Financial Statements	38
3.5	Absence of Certain Changes or Events	39
3.6	Title to Assets	39
3.7	Proprietary Assets	39
3.8	Contracts	40
3.9	Compliance with Legal Requirements	41
3.10	Certain Business Practices	41
3.11	Governmental Authorizations	41
3.12	Tax Matters	41
3.13	Environmental Matters	42
3.14	Transactions with Affiliates	43
3.15	Legal Proceedings; Orders	43
3.16	Authority; Binding Nature of Agreement	43
3.17	Vote Required	43
3.18	Non-Contravention; Consents	43
3.19	Full Disclosure	44

3.20	Fairness Opinion	44
3.21	Valid Issuance	44
3.22	Employee and Labor Matters; Benefit Plans	44
SECTION 4.	CERTAIN COVENANTS OF THE COMPANY AND PARENT	45
4.1	Access and Investigation	45
4.2	Operation of the Company’s Business	46
4.3	No Solicitation	50
4.4	FIRPTA Matters	52
SECTION 5.	ADDITIONAL COVENANTS OF THE PARTIES	52
5.1	Registration Statement; Joint Proxy Statement	52
5.2	Company Stockholders’ Meeting	52
5.3	Parent Stockholders’ Meeting	53
5.4	Regulatory Approvals	54
5.5	Employee Benefits	55
5.6	Indemnification of Officers and Directors	56
5.7	Additional Agreements	57
5.8	Disclosure	58
5.9	Affiliate Agreements	58
5.10	Tax Matters	58
5.11	Letter of the Company’s Accountants	58
5.12	Resignation of Officers and Directors	58
5.13	Listing	59
5.14	Board of Directors.	59
5.15	Section 16 Matters.	59
5.16	Continuity of Business Enterprise.	59
SECTION 6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB	59
6.1	Accuracy of Representations	60
6.2	Performance of Covenants	60
6.3	Effectiveness of Registration Statement	60
6.4	Stockholder Approval	60
6.5	Consents	60

6.6	Agreements and Documents	61
6.7	Employees	61
6.8	No Material Adverse Effect	61
6.9	HSR Act	61
6.10	Listing	62
6.11	No Restraints	62
6.12	No Governmental Litigation	62
6.13	No Other Litigation	62
6.14	FIRPTA Compliance	62
6.15	Dissenters’ Rights	62
6.16	Tax Filings	63
SECTION 7.	CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY	63
7.1	Accuracy of Representations	63
7.2	Performance of Covenants	63
7.3	Effectiveness of Registration Statement	63
7.4	Stockholder Approval	63
7.5	Documents	64
7.6	HSR Act	64
7.7	Listing	64
7.8	No Restraints	64
SECTION 8.	TERMINATION	64
8.1	Termination	66
8.2	Effect of Termination	66
8.3	Expenses; Termination Fees	68
SECTION 9.	MISCELLANEOUS PROVISIONS	68
9.1	Amendment	68
9.2	Waiver	68
9.3	No Survival of Representations and Warranties	69
9.4	Entire Agreement; Counterparts	69
9.5	Applicable Law; Jurisdiction	69
9.6	Disclosure Schedule	69
9.7	Attorneys’ Fees	69

9.8	Assignability	68
9.9	Notices	68
9.10	Cooperation	69
9.11	Severability	69
9.12	Construction	70

v

EXHIBITS

Exhibit A                                Certain Definitions

Exhibit B                                Directors and Officers of Surviving Corporation

Exhibit C                                Form of Affiliate Agreement

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (“Agreement”) is made and entered into as of June 26, 2007, by and among:  WEBSITE PROS, INC., a Delaware corporation (“Parent”); AUGUSTA ACQUISITION SUB, INC., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”); and WEB.COM, INC., a Minnesota corporation (the “Company”).  Certain capitalized terms used in this Agreement are defined in EXHIBIT A.

RECITALS

A.            Parent, Merger Sub and the Company intend to effect a merger of the Company into Merger Sub in accordance with this Agreement, the Delaware General Corporation Law and the Minnesota Business Corporation Act (the “Merger”).  Upon consummation of the Merger, the Company will cease to exist, and Merger Sub shall be the surviving corporation and a wholly owned subsidiary of Parent.

B.            The respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement and approved the Merger.

C.            In order to induce Parent to enter into this Agreement and to consummate the Merger, concurrently with the execution and delivery of this Agreement certain shareholders of the Company are executing voting agreements in favor of Parent (the “Company Shareholder Voting Agreements”).

D.            In order to induce the Company to enter into this Agreement and to consummate the Merger, concurrently with the execution and delivery of this Agreement certain shareholders of Parent are executing voting agreements in favor of the Company (the “Parent Stockholder Voting Agreements”).

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1.                                DESCRIPTION OF TRANSACTION

1.1           Merger of the Company into Merger Sub.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), the Company shall be merged with and into Merger Sub, and the separate existence of the Company shall cease.  Merger Sub will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2           Effect of the Merger.  The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Delaware General Corporation Law (the “DGCL”) and the Minnesota Business Corporation Act (the “MBCA”).

1.3           Closing; Effective Time.  The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Cooley Godward Kronish LLP, 3175 Hanover Street, Palo Alto, California, at 10:00 a.m. on a date to be designated by the parties (the “Closing Date”), which shall be no later than the fifth business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6 and 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions).  Subject to the provisions of this Agreement, (i) a certificate of merger satisfying the applicable requirements of the DGCL shall be duly executed by Merger Sub and concurrently with or as soon as practicable following the Closing delivered to the Secretary of State of the State of Delaware for filing and (ii) articles of merger satisfying the applicable requirements of the MBCA shall be duly executed by Merger Sub and the Company and concurrently with or as soon as practicable following the Closing delivered to the Secretary of State of the State of Minnesota for filing.  The Merger shall become effective upon the later of the filing of such certificate of merger with the Secretary of State of the State of Delaware and the filing of such articles of merger with the Secretary of State of the State of Minnesota, or such other later time as set forth in both of them (the “Effective Time”).

1.4           Certificate of Incorporation and Bylaws; Directors and Officers.  Unless otherwise determined by Parent prior to the Effective Time:

(a)           the Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time;

(b)           the Bylaws of the Surviving Corporation shall be the Bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

(c)           the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals set forth on EXHIBIT B.

1.5           Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub or the Company:

(a)           Excluded Shares.  Each Company Share owned by the Company or any Company Subsidiary or by Parent, Merger Sub, or any Parent Subsidiary immediately prior to the Effective Time (collectively, the “Excluded Shares”) shall be canceled and extinguished and no payment or distribution shall be made with respect thereto.

(b)           Merger Consideration.  Subject to the further provisions of this Section 1.5, each share of Company Common Stock, other than Excluded Shares issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive:  (i) for each share of Company Common Stock in respect of which an effective election (an “Election”) shall have been made, one of the following:  (A) $6.5233 in cash (the “Cash Consideration”), subject to adjustment as provided in Sections 1.5(c) and 1.5(f) or (B) 0.6875 (the “Exchange Ratio”) shares of Parent Common Stock (the “Stock Consideration”), subject to adjustment as provided in Sections 1.5(d) and 1.5(f) and (ii) for each share of Company Common Stock (other than Excluded Shares) in respect of which no effective Election shall have been made prior to the Election Deadline for any reason (a “No Election Share”), the Stock Consideration, as adjusted as provided in Sections 1.5(d) and 1.5(f). The consideration payable pursuant to this Section 1.5(b), together with cash payments in lieu of fractional shares pursuant to Section 1.5(h) and amounts paid in respect of unexercised stock options under Section 1.6, is referred to herein collectively as the “Merger Consideration”.

(c)           Cash Election.  Subject to Section 1.5(f), each record holder of Company Common Stock, other than Excluded Shares, immediately prior to the Election Deadline who  either (i) makes an effective Election to receive cash (a “Cash Election”) or (ii) holds any Dissenting Shares (as defined below) shall be entitled to receive for each of such holder’s share of Company Common Stock as to which such Cash Election is made and for each Dissenting Share the Cash Consideration in cash (without interest) or a combination of cash and shares of Parent Common Stock, solely as provided in clause (i) or (ii) below.

(i)            If the Available Cash Amount equals or exceeds the Cash Election Amount, each share of Company Common Stock as to which an effective Cash Election is made and each Dissenting Share shall be converted into the right to receive the Cash Consideration (without interest).

(ii)           If the Available Cash Amount is less than the Cash Election Amount, then each share of Company Common Stock as to which an effective Cash Election is made and each Dissenting Share shall be converted into the right to receive (A) an amount of cash (without interest) equal to the Cash Consideration multiplied by a fraction, the numerator of which shall be the Available Cash Amount and the denominator of which shall be the Cash Election Amount (such fraction being the “Cash Fraction”) and (B) a number of shares of Parent Common Stock equal to the product of (x) the Exchange Ratio and (y) a fraction equal to one minus the Cash Fraction.

(iii)          For purposes of this Section 1.5(c):

(1)           “Available Cash Amount” shall mean $25,000,000.

(2)           “Cash Election Amount” shall mean the product of (x) the sum of (i) number of Company Shares as to which an effective Cash Election is made and (ii) the number of Dissenting Shares and (y) the Cash Consideration, as adjusted for any Adjustment Event (as defined in Section 1.5(f)(iii)).

Cash Elections shall be made on a form mutually acceptable to Parent and the Company, designed for the purpose of making Elections (an “Election Form”), accompanied by Certificates for the shares of Company Common Stock to which such Election Form relates, if and as provided in Section 1.5(g).

(d)           Stock Election.  Subject to Section 1.5(f), each record holder of shares of Company Common Stock, other than Excluded Shares, immediately prior to the Election Deadline who makes an effective Election to receive shares of Parent Common Stock (a “Stock Election”) shall be entitled to receive for each of such holder’s shares of Company Common Stock as to which such Stock Election is made shares of Parent Common Stock or a combination of cash and shares of Parent Common Stock, solely as provided in clause (i) or (ii) below:

(i)            If the Available Cash Amount equals or exceeds the Cash Election Amount, then each share of Company Common Stock as to which an effective Stock Election is made shall be converted into the right to receive (A) a number of shares of Parent Common Stock equal to the quotient of (w) the Aggregate Stock Amount divided by (x) the number of shares of Company Common Stock subject to an effective Stock Election (the “Stock Election Shares”) and (B) an amount of cash (without interest) equal to the quotient of (y) the amount by which the Available Cash Amount exceeds the Cash Election Amount, divided by (z) the Stock Election Shares.

(ii)           If the Available Cash Amount is less than the Cash Election Amount, each share of Company Common Stock as to which an effective Stock Election is made shall be converted into the right to a number of shares of Parent Common Stock equal to the Exchange Ratio.

(iii)          For purposes of this Section 1.5(d) “Aggregate Stock Amount” shall mean a number of shares of Parent Common Stock equal to (X) the product of (A) the number of shares of Company Common Stock outstanding as of immediately prior to the Effective Time times (B) the Exchange Ratio minus (Y) 2,634,796 shares.

Stock Elections shall be made on the Election Form, accompanied by Certificates for the Company Shares to which such Election Form relates, if and as provided in Section 1.5(g).

(e)           No Election.  Each No Election Share shall be treated for purposes of this Section 1.5 to have made an effective Stock Election.  The consideration payable with respect to such No Election Shares shall be subject to adjustment as provided in Sections 1.5(d) and 1.5(f).

(f)            Further Adjustments.  If, between the date of this Agreement and the Effective Time, the shares of Parent Common Stock or Company Common Stock outstanding shall have changed, by reason of any reclassification, subdivision, recapitalization, stock split (including reverse stock split) or stock dividend (each an “Adjustment Event”), then the Exchange Ratio and/or the amount or form of any portion of the Merger Consideration that would otherwise be payable in shares of Parent Common Stock or in respect of shares of Company Common Stock and other definitions and provisions of this Agreement dependent thereon, shall be equitably adjusted to give effect to such event.

(g)           Election Procedure.  At the time of the mailing of the Joint Proxy Statement/Prospectus to holders of record of shares of Company Common Stock entitled to vote at the Company Shareholders Meeting, Parent will mail, or cause to be mailed, an Election Form and a letter of transmittal to each such holder.  To be effective, an Election Form must be properly completed, signed and actually received by the Exchange Agent, not later than 5:00 pm, Pacific Time, on the date (the “Election Deadline”) that is the third Business Day prior to the first Closing Date scheduled by the parties in accordance with Section 1.3 and, in the case of shares that are not held in book entry form, accompanied by the Certificates representing all of the shares of Company Common Stock as to which such Election Form relates, duly endorsed in blank or otherwise in form acceptable for transfer (or accompanied by an appropriate guarantee of delivery by an eligible organization).  For shares that are held in book entry form, Parent shall establish reasonable procedures for the delivery of such shares.  Parent shall have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Election Forms have been properly completed, signed and timely submitted or to disregard defects in Election Forms.  Any such determination of Parent or the Exchange Agent shall be conclusive and binding.  Neither Parent nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form submitted to the Exchange Agent.  If Parent or the Exchange Agent shall determine that any purported Election was not properly made, the shares of Company Common Stock subject to such improperly made Election shall be treated as No Election Shares.  A record holder need not make the same election with respect to all of the shares of Company Common Stock held of record by such holder or represented by a single Certificate.  Any Election Form may be revoked by the shareholder who submitted such Election Form to the Exchange Agent only by written notice received by the Exchange Agent (i) prior to the Election Deadline or (ii) after such time if (and only to the extent that) the Exchange Agent is legally required to permit revocations and only if the Effective Time shall not have occurred prior to such date. In addition, all Election Forms shall automatically be revoked, and all Certificates returned, if the Exchange Agent is notified in writing by Parent and Company that this Agreement has been terminated.

(h)           No Fractional Shares.  No fractional shares of Parent Common Stock shall be issued pursuant to this Agreement.  In lieu of fractional shares, each shareholder who would otherwise have been entitled to a fraction of a share of Parent Common Stock hereunder (after aggregating all fractional shares to be received by such shareholder), shall receive, without interest, an amount in cash (rounded to the nearest whole cent) determined by multiplying such fraction by the closing price for one share of Parent Common Stock on the Nasdaq Global Market on the last trading day immediately preceding the Effective Time (the “Effective Time Parent Common Stock Price”).

(i)            Merger Sub Capital Stock.  Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall continue to be outstanding following, and shall be unaffected by, the Merger.

(j)            Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, Parent shall not be obligated to deliver any Merger Consideration to any shareholder of the Company with respect to any shares of Company Common Stock outstanding immediately prior to the Effective Time that are held by a shareholder who is eligible to demand and perfect dissenters’ rights in accordance with Sections 302A.471 and 302A.473 of the MBCA and who has not effectively withdrawn or lost such holder’s right to such appraisal (each, a “Dissenting Share”).  Such Dissenting Shares shall not be converted into the right to receive the applicable Merger Consideration as provided above, unless and until such holder fails to perfect or withdraws or otherwise loses his right to dissent under Sections 302A.471 and 302A.473 of the MBCA, but the holder thereof shall only be entitled to such rights as are granted by Sections 302A.471 and 302A.473 of the MBCA and, from and after the Effective Time, shall not be entitled to vote or to exercise any other rights of a shareholder of the Company except as provided by Sections 302A.471 and 302A.473 of the MBCA.  Each holder of Dissenting Shares who becomes entitled to payment therefor pursuant to Sections 302A.471 and 302A.473 of the MBCA shall receive such payment from the Surviving Corporation in accordance with Sections 302A.471 and 302A.473 of the MBCA.  If, after the Effective Time, any such holder fails to perfect or withdraws or loses his right to dissent, such holder’s Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the applicable Merger Consideration, if any, to which such holder is entitled, without interest or dividends thereon.  The Company shall give Parent prompt written notice of any notices of intent to demand payment received by the Company, withdrawals of such demands, and any other instrument served pursuant to Sections 302A.471 and 302A.473 of the MBCA and received by Company.  Parent shall be entitled to direct all negotiations and proceedings with respect to demands for appraisal under the MBCA.

(k)           Treatment of Unvested Company Common Stock. If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company or under which the Company has any rights other than those conditions that accelerate and/or terminate upon, immediately prior to, or otherwise in connection with the Merger in accordance with their terms as described in Part 2.3(b) of the Company Disclosure Schedule, then the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends.  The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

1.6           Stock Options.

(a)           Subject to Section 1.6(b), at the Effective Time, each Company Option which is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, shall be converted into and become an option to purchase Parent Common Stock, and Parent shall assume each such Company Option in accordance with the terms (as in effect as of the date of this Agreement) of the stock option plan under which it was issued and the terms of the stock option agreement by which it is evidenced.  Accordingly, from and after the Effective Time, (i) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock, (ii) the number of shares of Parent Common Stock subject to each such Company Option shall be equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by the Option Exchange Ratio (as defined below), rounding down to the nearest whole share, (iii) the per share exercise price under each such Company Option shall be adjusted by dividing the per share exercise price under such Company Option by the Option Exchange Ratio and rounding up to the nearest cent and (iv) any restriction on the exercise of any such Company Option shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged; provided, however, that each Company Option assumed by Parent in accordance with this Section 1.6(a) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction subsequent to the Effective Time.  Parent shall file with the SEC, no later than 30 days after the date on which the Merger becomes effective, a registration statement on Form S-8 relating to the shares of Parent Common Stock issuable with respect to the Company Options assumed by Parent in accordance with this Section 1.6(a). For purposes of this Section 1.6(a), “Option Exchange Ratio” shall mean (X) the greater of the dollar value of the Cash Consideration and the dollar value of the Stock Consideration to be received with respect to one share of Company Common Stock, as adjusted pursuant to Section 1.5(c), 1.5(d) and 1.5(f), respectively, measured as of the Effective Time; divided by (Y) the Effective Time Parent Common Stock Price.  The assumption of Company Options pursuant to this Section 1.6(a) shall occur in a manner consistent with the requirements of Section 409A of the Code and, in the case of any such Company Options to which Section 422 of the Code applies, in accordance with Section 424(a) of the Code.

(b)           Prior to the Effective Time, the Company shall take all action that may be necessary (under the plans pursuant to which Company Options are outstanding and otherwise) to effectuate the provisions of this Section 1.6 and to ensure that, from and after the Effective Time, holders of Company Options have no rights with respect thereto other than those specifically provided in this Section 1.6.

1.7           Closing of the Company’s Transfer Books.  At the Effective Time: (a) all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time.  No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time.  If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock (a “Certificate”) is presented to the Exchange Agent (as defined in Section 1.8) or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.8.

1.8           Exchange of Certificates.

(a)           Prior to the time of the mailing of the Joint Proxy Statement/Prospectus to holders of record of shares of Company Common Stock entitled to vote at the Company Shareholders Meeting, Parent shall select a reputable bank or trust company to act as exchange agent in the Merger (the “Exchange Agent”).  As soon as practicable after the Effective Time,

Parent shall deposit with the Exchange Agent (i) certificates representing the shares of Parent Common Stock issuable pursuant to this Section 1, and (ii) $25,000,000 to pay the aggregate cash consideration and (iii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.5(d).  The shares of Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”

(b)           As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to the record holders of Certificates (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of such Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for certificates representing Parent Common Stock and/or the Cash Consideration, as applicable.  Upon surrender of a Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, (1) the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.5 and the aggregate amount of Cash Consideration that such holder has the right to receive pursuant to the provision of Section 1.5 (and cash in lieu of any fractional share of Parent Common Stock), and (2) the Certificate so surrendered shall be canceled.  Until surrendered as contemplated by this Section 1.8(b), each Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Parent Common Stock and/or Cash Consideration (and cash in lieu of any fractional share of Parent Common Stock) as contemplated by Section 1.5.  If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Certificate.

(c)           Notwithstanding anything to the contrary contained in this Agreement, no shares of Parent Common Stock (or certificates therefor) shall be issued in exchange for any Certificate to any Person who may be an “affiliate” (as that term is used in Rule 145 under the Securities Act) of the Company until such Person shall have delivered to Parent and the Company a duly executed Affiliate Agreement as contemplated by Section 5.10.

(d)           No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate in accordance with this Section 1.8 (at which time such holder shall be entitled, subject to the effect of applicable escheat or similar laws, to receive all such dividends and distributions, without interest).

(e)           Any portion of the Exchange Fund that remains undistributed to holders of Certificates as of the date 180 days after the date on which the Merger becomes effective shall be delivered to Parent upon demand, and any holders of Certificates who have not theretofore surrendered their Certificates in accordance with this Section 1.7 shall thereafter look only to Parent for satisfaction of their claims for Parent Common Stock, Cash Consideration, cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

(f)            Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement.  To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(g)           Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

1.9           Tax Consequences.  For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”).  The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

1.10         Further Action.  If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

SECTION 2.                                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub as follows:

2.1           Subsidiaries; Due Organization; Etc.

(a)           The Company has no Subsidiaries, except for the corporations identified in Part 2.1(a)(i) of the Company Disclosure Schedule; and neither the Company nor any of the other corporations identified in Part 2.1(a)(i) of the Company Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 2.1(a)(ii) of the Company Disclosure Schedule.  (The Company and each of its Subsidiaries are referred to collectively in this Agreement as the “Acquired Corporations.”)

None of the Acquired Corporations has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.  Except as set forth in Part 2.1(a)(iii) of the Company Disclosure Schedule, none of the Acquired Corporations (other than a Non-Operational Subsidiary prior to the time it was a Subsidiary of the Company) has at any time been a general partner of, or is or has at any time otherwise been liable for any of the debts or obligations of, any general partnership, limited partnership or other Entity.

(b)           Each of the Acquired Corporations other than the Non-Operational Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority:  (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Material Contracts by which it is bound.

(c)           Each of the Acquired Corporations other than the Non-Operational Subsidiaries is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification.

(d)           Except as set forth in Part 2.1(d) of the Company Disclosure Schedule, none of the Non-Operational Subsidiaries (i) has assets; (ii) has business operations; (iii) employs any employees or engages any independent contractors, (iv) has any liabilities of any nature (whether accrued or contingent, matured or unmatured) other than as described in Part 2.21(a) of the Company Disclosure Schedule; (v) has ever transferred to the Company or any other Acquired Corporation that is not a Non-Operational Subsidiary any asset that is presently material to the Company or (vi) is a party to any Contract.  The names of all officers and directors of each of the Subsidiaries is set forth in Part 2.1(d) of the Company Disclosure Schedule.

2.2           Certificate of Incorporation and Bylaws. The Company has delivered to Parent accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of the respective Acquired Corporations other than the Non-Operational Subsidiaries, including all amendments thereto.

2.3           Capitalization, Etc.

(a)           The authorized capital stock of the Company consists of:  twenty-six million shares of Company Common Stock, of which 16,861,385 shares have been issued and are outstanding as of the date of this Agreement.  All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable.  As of the date of this Agreement, there are no shares of Company Common Stock held by any of the other Acquired Corporations.  Except as set forth in Part 2.3(a) of the Company Disclosure Schedule: (i) none of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company; and (iii) there is no Acquired Corporation Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock.  None of the Acquired Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock.

(b)           As of the date of this Agreement: (i) 639,499 shares of Company Common Stock are reserved for future issuance pursuant to stock options granted and outstanding under the Company’s 2006 Equity Incentive Plan; (ii) 748,928 shares of Company Common Stock are reserved for future issuance pursuant to stock options granted and outstanding under the Company’s 2005 Equity Incentive Plan; (iii) 161,560 shares of Company Common Stock are reserved for future issuance pursuant to stock options granted and outstanding under the Company’s 2002 Equity Incentive Plan;(iv) 22,860.5 shares of Company Common Stock are reserved for future issuance pursuant to stock options granted and outstanding under the Company’s 2001 Equity Incentive Plan; (v) 38,335.4 shares of Company Common Stock are reserved for future issuance pursuant to stock options granted and outstanding under the Company’s 1995 Stock Option Plan; (vi) 28,600.2 shares of Company Common Stock are reserved for future issuance pursuant to stock options granted and outstanding under the Interland-Georgia 1999 Stock Plan; and (vii) 1,875,000 shares of Company Common Stock are reserved for future issuance pursuant to stock options granted and outstanding outside any other written stock option plan. (Options to purchase shares of Company Common Stock (whether granted by the Company pursuant to the Company’s stock option plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted) are referred to in this Agreement as “Company Options.”)  Part 2.3(b) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the particular plan (if any) pursuant to which such Company Option was granted; (ii) the name of the optionee; (iii) the number of shares of Company Common Stock subject to such Company Option; (iv) the exercise price of such Company Option; (v) the date on which such Company Option was granted; (vi) the applicable vesting schedule, and the extent to which such Company Option is vested and exercisable as of the date of this Agreement; and (vii) the date on which such Company Option expires.  The Company has delivered to Parent accurate and complete copies of all stock option plans pursuant to which any of the Acquired Corporations has ever granted stock options (other than any stock option plans pursuant to which (A) no options are presently outstanding; and (B) no options may be granted in the future), and the forms of all stock option agreements evidencing such options.

(c)           Except as set forth in Part 2.3(b) or Part 2.3(c) of the Company Disclosure Schedule there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Acquired Corporations; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Corporations; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any of the Acquired Corporations is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a reasonable basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of any of the Acquired Corporations.

(d)           Except as set forth in Part 2.3(d) of the Company Disclosure Schedule, all outstanding capital stock, options and other securities of the Acquired Corporations have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

(e)           Except as set forth in Part 2.3(e) of the Company Disclosure Schedule, all of the outstanding shares of capital stock of the corporations identified in Part 2.1(a)(ii) of the Company Disclosure Schedule have been duly authorized and are validly issued, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and are owned beneficially and of record by the Company, free and clear of any Encumbrances.

2.4           SEC Filings; Financial Statements.

(a)           The Company has delivered or otherwise made available to Parent accurate and complete copies of all registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed by the Company with the SEC since January 1, 2004, and all amendments thereto (the “Company SEC Documents”).  All statements, reports, schedules, forms and other documents required to have been filed by the Company with the SEC have been so filed on a timely basis.  None of the Company’s Subsidiaries is required to file any documents with the SEC.  As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing):  (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act and the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (as the case may be); and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)           The financial statements (including any related notes) contained in the Company SEC Documents:  (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments that were not or will not be, individually or in the aggregate, material in amount), and (iii) fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries for the periods covered thereby.

2.5           Absence of Changes.  Except as set forth in Part 2.5 of the Company Disclosure Schedule, between March 31, 2007 and the date of this Agreement:

(a)           there has not been any Material Adverse Effect on the Acquired Corporations, and to the Knowledge of the Acquired Corporations no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations;

(b)           there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of any of the Acquired Corporations (whether or not covered by insurance) that has had or could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations;

(c)           none of the Acquired Corporations has (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

(d)           none of the Acquired Corporations has sold, issued or granted, or authorized the issuance of, (i) any capital stock or other security (except for Company Common Stock issued upon the valid exercise of outstanding Company Options), (ii) any option, warrant or right to acquire any capital stock or any other security (except for Company Options identified in Part 2.3(b)(i) of the Company Disclosure Schedule), or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(e)           except as set forth in Part 2.5(e) of the Company Disclosure Schedule, the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under (other than such acceleration as may be effective upon the Closing), (i) any provision of any of the Company’s stock option plans, (ii) any provision of any Contract evidencing any outstanding Company Option, or (iii) any restricted stock purchase agreement;

(f)            there has been no amendment to the certificate of incorporation, bylaws or other charter or organizational documents of any of the Acquired Corporations, and none of the Acquired Corporations has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(g)           none of the Acquired Corporations has received any written Acquisition Proposal or held substantive discussions regarding any Acquisition Proposal;

(h)           none of the Acquired Corporations has formed any Subsidiary or acquired any equity interest or other interest in any other Entity;

(i)            none of the Acquired Corporations has made any capital expenditure which, when added to all other capital expenditures made on behalf of the Acquired Corporations between March 31, 2007 and the date of this Agreement, exceeds $200,000 in the aggregate;

(j)            except in the ordinary course of business and consistent with past practices, none of the Acquired Corporations has (i) entered into or permitted any of the assets owned or used by it to become bound by any Material Contract (as defined in Section 2.10), or (ii) amended or terminated, or waived any material right or remedy under, any Material Contract;

(k)           none of the Acquired Corporations has (i) acquired, leased or licensed any material right or other material asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any material right or other material asset to any other Person, or (iii) intentionally waived or relinquished any material right, except for rights or other assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with past practices;

(l)            none of the Acquired Corporations has written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness, other than write-offs of accounts receivable not individually in excess of $1,000 or in the aggregate in excess of $275,000 per month;

(m)          none of the Acquired Corporations has made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of or Encumbrances on immaterial assets made or arising in the ordinary course of business and consistent with past practices and Permitted Encumbrances;

(n)           none of the Acquired Corporations has (i) lent money to any Person, or (ii) incurred or guaranteed any indebtedness for borrowed money, in either the case of (i) or (ii), in excess of $25,000;

(o)           none of the Acquired Corporations has (i) adopted, established or entered into any Company Employee Plan or any Company Employee Agreement, (ii) caused or permitted any Company Employee Plan to be amended in any material respect, or (iii) paid any bonus or made any profit-sharing or similar payment to, or materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

(p)           none of the Acquired Corporations has changed any of its methods of accounting or accounting practices in any material respect;

(q)           none of the Acquired Corporations has made any material Tax election;

(r)            none of the Acquired Corporations has commenced or settled any Legal Proceeding, other than in connection with routine customer collections matters individually not in excess of $1,000;

(s)           none of the Acquired Corporations has entered into any material transaction that has had, or could reasonably be expected to have, a Material Adverse Effect on the Acquired Corporations;

(t)            none of the Acquired Corporations has entered into any material transaction outside the ordinary course of business; and

(u)           none of the Acquired Corporations has agreed or committed to take any of the actions referred to in clauses “(c)” through “(t)” above.

2.6           Title to Assets.  The Acquired Corporations own, and have good and valid title to, all assets purported to be owned by them, including: (i) all assets reflected on the Company

Unaudited Interim Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the Company Unaudited Interim Balance Sheet); and (ii) all other assets reflected in the books and records of the Acquired Corporations as being owned by the Acquired Corporations.  All of said assets are owned by the Acquired Corporations free and clear of any Encumbrances, except for Permitted Encumbrances.

2.7           Receivables; Customers.

(a)           All existing accounts receivable of the Acquired Corporations (including those accounts receivable reflected on the Company Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since March 31, 2007, and have not yet been collected) (i) represent valid obligations of customers of the Acquired Corporations arising from bona fide transactions entered into in the ordinary course of business, (ii) are aged as set forth in Part 2.7(a) of the Company Disclosure Schedule and, to the Company’s Knowledge, will be collected in full when due, without any counterclaim or set off (net of an allowance for doubtful accounts not to exceed $300,000 in the aggregate).

(b)           Part 2.7(b) of the Company Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all loans and advances made by any of the Acquired Corporations to any employee, director, consultant or independent contractor, other than routine travel advances made to employees in the ordinary course of business.

(c)           Part 2.7(c) of the Company Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of each of the Company’s partners and the Company’s top ten (10) media partners and top ten (10) resellers (as such terms are used internally by the Company, and based on the amount of consolidated gross revenues of the Acquired Corporations attributable to all media partners and resellers, respectively, in fiscal year 2006 and in the fiscal quarter ended March 31, 2007).  The Company has not received any notice or other communication (in writing or otherwise), and has not received any other information, indicating that any customer or other Person required to be identified in Part 2.7(c) of the Company Disclosure Schedule may cease dealing with any of the Acquired Corporations or may otherwise materially reduce the volume of business transacted by such Person with any of the Acquired Corporations below historical levels.

2.8           Real Property; Equipment; Leasehold. All material items of equipment and other tangible assets owned by or leased to the Acquired Corporations are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Acquired Corporations in the manner in which such business is currently being conducted. Except as set forth in Part 2.8 of the Company Disclosure Schedule, none of the Acquired Corporations own any real property or any interest in real property. Part 2.8 of the Company Disclosure Schedule contains an accurate and complete list of all the Acquired Corporations’ real property leases.

2.9           Intellectual Property; Privacy.

(a)           Products and Services.  Part 2.9(a) of the Company Disclosure Schedule accurately identifies and describes each Company Product currently being designed, developed to the point of a marketing requirements document, prototype, or preliminary version, manufactured, marketed, distributed, provided, licensed, or sold by any of the Acquired Corporations.

(b)           Registered IP.  Part 2.9(b) of the Company Disclosure Schedule accurately identifies: (a) each item of Registered IP in which any of the Acquired Corporations has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise); (b) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; and (c) any other Person that to the Knowledge of the Company has an ownership interest in such item of Registered IP and the nature of such ownership interest.  There is no material correspondence with any Governmental Body related to any Registered IP received or sent by the Company after such item of Registered IP has been registered or filed.

(c)           Inbound Licenses.  Part 2.9(c) of the Company Disclosure Schedule accurately identifies: (a) each material Contract pursuant to which any Intellectual Property Right or Intellectual Property currently used by any of the Acquired Corporations in its business or necessary for the operation of business of the Acquired Corporations as presently conducted, is or has been licensed, sold, assigned, or otherwise conveyed or provided to the Company (other than (i) agreements between any of the Acquired Corporations and their respective employees in the Acquired Corporations’ standard forms thereof, (ii) non-exclusive licenses to third-party software that is not incorporated into, or used in the development, manufacturing, testing, distribution, maintenance, or support of, any Company Product and that is not otherwise material to the business of any of the Acquired Corporations, and (iii) nondisclosure agreements substantially in the form of Acquired Corporations’ standard forms provided to Parent); and (b) whether the licenses or rights granted to the Acquired Corporations in each such Contract are exclusive or non-exclusive.

(d)           Outbound Licenses.  Part 2.9(d)(i) of the Company Disclosure Schedule accurately identifies each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP other than (i) non-exclusive object code software licenses, (ii) non-exclusive service Contracts, (iii) development Contracts, and (iv) distributor or reseller Contracts; each entered into in the ordinary course of business pursuant to the Acquired Corporation’s standard form of end user Contract, without material deviation thereof, the standard form of which has been provided to Parent.  Except for the Contracts set forth in Part 2.9(d)(ii) of the Company Disclosure Schedule, none of the Acquired Corporations are bound by, and no Company IP is subject to, any Contract containing any covenant or other provision that in any way materially limits or restricts the ability of any of the Acquired Corporations to use, exploit, assert, or enforce any Company IP anywhere in the world.

(e)           Royalty Obligations.  The Company has provided to Parent a complete and accurate schedule of all royalties, fees, commissions, and other amounts paid within six (6) months prior to the date hereof by any of the Acquired Corporations to any other Person (other than sales commissions paid to employees according to the Acquired Corporations’ standard commissions plan) upon or for the manufacture, sale, or distribution of any Company Product or the use of any Company IP.

(f)            Standard Form IP Agreements.  The Company has provided to Parent a complete and accurate copy of each standard form of Company IP Contract used by any of the Acquired Corporations for employees and/or independent contractors hired by any of the Acquired Corporations, at any time since January 1, 2004, including each standard form of (a) employee agreement containing any assignment or license of Intellectual Property Rights; (b) consulting or independent contractor agreement containing any intellectual property assignment or license of Intellectual Property Rights; and (c) confidentiality or nondisclosure agreement.  Part 2.9(f) of the Company Disclosure Schedule accurately identifies each Company IP Contract that is material to the Company that deviates in any material respect from the corresponding standard form agreement provided to Parent, including any agreement with an employee, consultant, or independent contractor in which the employee, consultant, or independent contractor expressly reserved or retained rights in any Intellectual Property or Intellectual Property Rights incorporated into or used in connection with any Company Product or otherwise related to the business, research, or development of any of the Acquired Corporations.

(g)           Ownership Free and Clear.  Except as set forth on Part 2.9(g) of the Company Disclosure Schedule, the Acquired Corporations exclusively own all right, title, and interest to and in the Company IP (other than Intellectual Property Rights licensed to the Acquired Corporations, as identified in Part 2.9(c) of the Company Disclosure Schedule) free and clear of any Encumbrances (other than licenses and rights granted pursuant to the Contracts identified in Part 2.9(d) of the Company Disclosure Schedule).  Without limiting the generality of the foregoing, except as set forth on Part 2.9(g) of the Company Disclosure Schedule:

(i)            Perfection of Rights.  All documents and instruments relating to each item of Registered IP required to be identified in Part 2.9(b) of the Company Disclosure Schedule that are required to be filed with a Governmental Body to establish, perfect, and maintain the rights of the Acquired Corporations in the Company IP have been validly executed, delivered, and filed by the applicable deadline with the appropriate Governmental Body.

(ii)           Employees and Contractors.  Each Person who is or was an employee or contractor of any of the Acquired Corporations and who is or was involved in the creation or development of any Company Product or Company IP has signed an enforceable agreement containing an assignment of Intellectual Property Rights pertaining to such Company Product or Company IP to such Acquired Corporation and confidentiality provisions protecting the Company IP.  No current or former shareholder, officer, director, or employee of the Company has any claim, right (whether or not currently exercisable), or interest to or in any Company IP.  No employee of any of the Acquired Corporations is (a) bound by or otherwise subject to any Contract restricting him from performing his duties for any of the Acquired Corporations or (b) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality due to his activities as an employee of any of the Acquired Corporations.

(iii)          Government Rights.  Since January 1, 2004, no funding, facilities, or personnel of any Governmental Body or any public or private university, college, or other educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any Company IP.

(iv)          Protection of Proprietary Information.  Each of the Acquired Corporations has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all proprietary information pertaining to the Acquired Corporations or any Company Product.  Without limiting the generality of the foregoing, no portion of the source code for any software ever owned or developed by any of the Acquired Corporations has been made available, disclosed, or licensed to any escrow agent or other Person other than an employee or contractor of an Acquired Corporation in the performance of such employee’s or contractor’s duties for the Acquired Corporation.

(v)           Past IP Dispositions.  Since January 1, 2004, none of the Acquired Corporations has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Intellectual Property Right to any other Person.

(vi)          Standards Bodies.  Since January 1, 2004, none of the Acquired Corporations is or has ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate any of the Acquired Corporations to grant or offer to any other Person any license or right to any Company IP.

(vii)         Sufficiency.  Each of the Acquired Corporations owns or otherwise has, and after the Closing Parent will have, all Intellectual Property Rights needed to conduct its business as currently conducted and planned to be conducted.

(h)           Valid and Enforceable.  All Company IP is valid, subsisting, and enforceable.  Without limiting the generality of the foregoing:

(i)            Misuse and Inequitable Conduct.  None of the Acquired Corporations has engaged in patent or copyright misuse or any fraud or inequitable conduct in connection with any Company IP that is Registered IP.

(ii)           Trademarks.  No trademark or trade name owned, used, or applied for and currently being pursued or prosecuted by any of the Acquired Corporations conflicts or interferes with any trademark or trade name owned, used, or applied for by any other Person.  The Acquired Corporations have not, by any act or omission (including a failure to exercise adequate quality controls and an assignment in gross without the accompanying goodwill) abandoned any trademark material to the Acquired Corporations’ business as currently conducted (whether registered or unregistered) owned, used, or applied for by any of the Acquired Corporations.

(iii)          Legal Requirements and Deadlines.  Except as set forth on Part 2.9(h)(iii) of the Company Disclosure Schedule, each item of Company IP that is Registered IP that is required to be listed in Part 2.9(b) of the Company Disclosure Schedule is and at all times has been in compliance with all legal requirements and all filings, payments, and other actions required to be made or taken to maintain such item of Company IP in full force and effect have been made by the applicable deadline.  Part 2.9(h)(iii) of the Company Disclosure Schedule accurately identifies and describes as of the date of this Agreement each action, filing, and payment that must be taken or made on or before the date that is 120 days after the date of this Agreement in order to maintain such item of Company IP in full force and effect.

(iv)          Interference Proceedings and Similar Claims.  No interference, opposition, reissue, reexamination, or other Proceeding is or since January 1, 2004 has been pending or, to Knowledge of the Acquired Corporations, threatened, in which the scope, validity, or enforceability of any Company IP is being, has been, or could reasonably be expected to be contested or challenged.  To Knowledge of the Acquired Corporations, there is no basis for a claim that any Company IP is invalid or unenforceable.

(i)            Third-Party Infringement of Company IP.  Except as set forth on Part 2.9(i) of the Company Disclosure Schedule, to Knowledge of the Acquired Corporations, since January 1, 2004, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Company IP.  Part 2.9(i) of the Company Disclosure Schedule accurately identifies (and the Company has provided to Parent a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered since January 1, 2004 by or to any of the Acquired Corporations or any representative of the Company regarding any actual, alleged, or suspected infringement or misappropriation of any Company IP, and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence.

(j)            Effects of This Transaction.  Except as set forth on Part 2.9(j) of the Company Disclosure Schedule, neither the execution, delivery, or performance of this Agreement (or any of the ancillary agreements) nor the consummation of any of the transactions contemplated by this Agreement (or any of the ancillary agreements) will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (a) a loss of, or Encumbrance on, any Company IP; (b) a breach of or default under any Company IP Contract; (c) the release, disclosure, or delivery of any Company IP by or to any escrow agent or other Person; or (d) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Company IP.

(k)           No Infringement of Third Party IP Rights. None of the Acquired Corporations has ever infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated or made unlawful use of any Intellectual Property Right of any other Person or engaged in unfair competition.  No Company Product, and no method or process used in the manufacturing of any Company Product, infringes, violates, or makes unlawful use of any Intellectual Property Right of, or contains any Intellectual Property misappropriated from, any other Person, other than in an immaterial manner.  There is no legitimate basis for a claim that any of the Acquired Corporations or any Company Product has infringed or misappropriated any Intellectual Property Right of another Person or engaged in unfair competition or that any Company Product, or any method or process used in the manufacturing of any Company Product, infringes, violates, or makes unlawful use of any Intellectual Property Right of, or contains any Intellectual Property misappropriated from, any other Person, other than in an immaterial manner.  Without limiting the generality of the foregoing:

(l)            Infringement Claims.  No infringement, misappropriation, or similar claim or Proceeding is pending or, to the Knowledge of the Acquired Corporations, threatened against any of the Acquired Corporations or against any other Person who is or may be entitled to be indemnified, defended, held harmless, or reimbursed by any of the Acquired Corporations with respect to such claim or Proceeding.  None of the Acquired Corporations has ever received any notice or other communication (in writing or electronic) relating to any actual, alleged, or suspected infringement, misappropriation, or violation by any of the Acquired Corporations, any of their employees or agents, or any Company Product of any Intellectual Property Rights of another Person, including any letter or other written or electronic communication suggesting or offering that the Company obtain a license to any Intellectual Property Right of another Person.

(m)          Other Infringement Liability.  Other than indemnification provisions in the form set forth in Company’s standard form of agreement provided to Parent and listed in Section 2.9(d) or (f), none of the Acquired Corporations is bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to, or otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing or potential intellectual property infringement, misappropriation, or similar claim (other than indemnification provisions in the Acquired Corporations’ standard forms of Company IP Contracts in the form provided to Parent).

(n)           Infringement Claims Affecting In-Licensed IP.  To the Knowledge of the Acquired Corporations, no claim or Proceeding involving any Intellectual Property or Intellectual Property Right licensed to any of the Acquired Corporations is pending or has been threatened, except for any such claim or Proceeding that, if adversely determined, would not materially and adversely affect (a) the use or exploitation of such Intellectual Property or Intellectual Property Right by any of the Acquired Corporations, or (b) the design, development, manufacturing, marketing, distribution, provision, licensing or sale of any Company Product.

(o)           Bugs.  None of the software (including firmware and other software embedded in hardware devices) owned, developed (or currently being developed), used, marketed, distributed, licensed, or sold by any of the Acquired Corporations at any time since January 1, 2002 (including any software that is part of, is distributed with, or is used in the design, development, manufacturing, production, distribution, testing, maintenance, or support of any Company Product, but excluding any third-party software that is generally available on standard commercial terms and is licensed to the Acquired Corporations solely for internal use on a non-exclusive basis) (collectively, “Company Software”) (a) contains any bug, defect, or error (including any bug, defect, or error relating to or resulting from the display, manipulation, processing, storage, transmission, or use of date data) that materially and adversely affects the use, functionality, or performance of such Company Software or any product or system containing or used in conjunction with such Company Software; or (b) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Company Software.  The Company has provided to Parent a complete and accurate list of all known bugs, defects, and errors in each version of the Company Software as of June 18, 2007.

(p)           Harmful Code.  No Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (a) disrupting, disabling, harming, or otherwise materially impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (b) damaging or destroying any data or file without the user’s consent.

(q)           Source Code.  Except as set forth on Part 2.9(q) of the Company Disclosure Schedule, the Company has no duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Company Software to any escrow agent or other Person.  No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or authorized disclosure of the source code for any Company Software to any other Person.

(r)            Part 2.9(r) of the Company Disclosure Schedule accurately identifies and describes, since January 1, 2004, (i) each item of Open Source Code that is contained in, distributed with, or used in the development of the Company Products or from which any part of any Company Product is derived, (ii) the applicable license terms for each such item of Open Source Code, and (iii) the Company Product or Company Products to which each such item of Open Source Code relates.

(s)           No Company Product that is distributed, made available for download, or provided to a third party, contains, is derived from, is distributed with, or is being or was developed using Open Source Code that is licensed under any terms that (i) impose or could impose a requirement or condition that any Company Product or part thereof (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making modifications or derivative works, or (C) be redistributable at no charge, or (ii) otherwise impose or could impose any other material limitation, restriction, or condition on the right or ability of any of the Acquired Corporations to use or distribute any Company Product.

(t)            Part 2.9(t) of the Company Disclosure Schedule contains each Company Privacy Policy in effect at any time since January 1, 2004 and identifies, with respect to each Company Privacy Policy, (i) the period of time during which such privacy policy was or has been in effect, (ii) whether the terms of a later Company Privacy Policy apply to the data or information collected under such privacy policy by the Acquired Corporations, and (iii) if applicable, the mechanism (such as opt-in, opt-out, or notice only) used to apply a later Company Privacy Policy to data or information previously collected under such privacy policy.

(u)           Part 2.9(u) of the Company Disclosure Schedule identifies and describes each distinct electronic or other database maintained by or for any of the Acquired Corporations at any time since January 1, 2004, containing (in whole or in part) Personal Data (the “Company Databases”), the types of Personal Data in each such database, the means by which the Personal Data was collected, and the security policies that have been adopted and maintained with respect to each such database.  No material breach or violation of any such security policy has occurred or, to the Knowledge of the Acquired Corporations, is threatened, and there has been no unauthorized or illegal use of or access to any of the data or information in any of the Company Databases.

(v)           Since the earlier of January 1, 2004 or the date upon which each applicable Acquired Corporation became a Subsidiary of the Company, each of the Acquired Corporations has complied at all times and in all material respects with all of the Company Privacy Policies and with all applicable Legal Requirements pertaining to privacy, User Data, or Personal Data.

(w)          Neither the execution, delivery, or performance of this Agreement (or any of the ancillary agreements) nor the consummation of any of the transactions contemplated by this Agreement (or any of the ancillary agreements), nor Parent’s possession or use of the User Data or any data or information in the Company Databases, will result in any violation of any Company Privacy Policy or any Legal Requirement pertaining to privacy, User Data, or Personal Data.

2.10         Contracts.

(a)           Part 2.10 of the Company Disclosure Schedule identifies each Acquired Corporation Contract that constitutes a “Material Contract.”  For purposes of this Agreement, each of the following shall be deemed to constitute a “Material Contract”:

(i)            any Contract (A) relating to the employment of, or the performance of services by, any employee or consultant, (B) pursuant to which any of the Acquired Corporations is or may become obligated to make any severance, termination or similar payment to any current or former employee or director; or (C) pursuant to which any of the Acquired Corporations is or may become obligated to make any bonus or similar payment (other than payments constituting base salary) in excess of $25,000 to any current or former employee or director;

(ii)           any Contract relating to the acquisition, transfer, development, sharing or license of any Intellectual Property or Intellectual Property Right (except for any Contract pursuant to which (A) any Intellectual Property or Intellectual Property Right is licensed to the Acquired Corporations under any third party software license generally available to the public, or (B) any Intellectual Property or Intellectual Property Right is licensed by any of the Acquired Corporations to any Person on a non-exclusive basis);

(iii)          any Contract that provides for indemnification of any officer, director, employee or agent;

(iv)          any Contract imposing any restriction on the right or ability of any Acquired Corporation (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, (C) to solicit, hire or retain any Person as an employee, consultant or independent contractor, (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person, (E) to perform services for any other Person, or (F) to transact business or deal in any other manner with any other Person;

(v)           any Contract (other than Contracts evidencing Company Options) (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities, (B) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any securities, or (C) providing any of the Acquired Corporations with any right of first refusal with respect to, or right to repurchase or redeem, any securities;

(vi)          any Contract incorporating or relating to any guaranty, any warranty or any indemnity or similar obligation, except for Contracts substantially identical to the standard forms of non-exclusive object code software licenses, non-exclusive service Contracts, development Contracts, or distributor or reseller Contracts previously delivered by the Company to Parent;

(vii)         any Contract relating to any currency hedging;

(viii)        any Contract (A) imposing any confidentiality obligation on any of the Acquired Corporations or any other Person, or (B) containing “standstill” or similar provisions;

(ix)           any Contract (A) to which any Governmental Body is a party or under which any Governmental Body has any rights or obligations, or (B) directly or indirectly benefiting any Governmental Body (including any subcontract or other Contract between any Acquired Corporation and any contractor or subcontractor to any Governmental Body);

(x)            any Contract requiring that any of the Acquired Corporations give any notice or provide any information to any Person prior to considering or accepting any Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Transaction or similar transaction;

(xi)           any Contract, other than a Contract entered into in the Company’s standard form of agreement, which form has been provided to Parent and is listed in Section 2.9(d) or 2.9(f), without material deviation from such form, that has a term of more than 90 days and that may not be terminated by an Acquired Corporation (without penalty) within 90 days after the delivery of a termination notice by such Acquired Corporation;

(xii)          any Contract that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $25,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $25,000 in the aggregate;

(xiii)         any Contract that could reasonably be expected to have a material effect on (A) the business, condition, capitalization, assets, liabilities, operations or financial performance of any of the Acquired Corporations, or (B) the ability of the Company to perform any of its obligations, or to consummate any of the transactions contemplated by, this Agreement; and

(xiv)        any other Contract, if a breach of such Contract could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

The Company has delivered to Parent an accurate and complete copy of each Acquired Corporation Contract that constitutes a Material Contract.

(b)           Each Acquired Corporation Contract that constitutes a Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c)           Except as set forth in Part 2.10(c) of the Company Disclosure Schedule: (i) none of the Acquired Corporations has violated or breached, or committed any default under, any Acquired Corporation Contract, except for violations, breaches and defaults that have not had and could not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations; and, to the Knowledge of the Acquired Corporations, no other Person has violated or breached, or committed any default under, any Acquired Corporation Contract, except for violations, breaches and defaults that have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations; (ii) to the Knowledge of the Acquired Corporations, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Acquired Corporation Contract, (B) give any Person the right to declare a default or exercise any remedy under any Acquired Corporation Contract, (C) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Acquired Corporation Contract, (D) give any Person the right to accelerate the maturity or performance of any Acquired Corporation Contract, (E) result in the disclosure, release or delivery of any Company Source Code, or (F) give any Person the right to cancel, terminate or modify any Acquired Corporation Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and could not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations; and (iii) since January 1, 2004, none of the Acquired Corporations has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Acquired Corporation Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

2.11         Sale of Products; Performance of Services.

(a)           Except as set forth in Part 2.11(a) of the Company Disclosure Schedule, since January 1, 2004, each product, system, program, item of Intellectual Property or other asset designed, developed to the point of a marketing requirements document, prototype, or alpha version, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by any of the Acquired Corporations to any Person:

(i)            conformed and complied in all material respects with the terms and requirements of any applicable express warranty or other Contract and with all applicable Legal Requirements; and

(ii)           was free of any bug, virus, design defect or other defect or deficiency at the time it was sold or otherwise made available, other than any immaterial bug or similar defect that has not had and would not have an adverse effect, in any material respect, on such product, system, program, Company IP or other asset (or the operation or performance thereof).

Part 2.11(a) of the Company Disclosure Schedule contains an accurate and complete copy of the most recent “bug list” with respect to each product, system, program or software module of each of the Acquired Corporations as of June 18, 2007.

(b)           All development services, support services, training services, upgrade services and other services that have been performed by the Acquired Corporations were performed properly and in full conformity with the terms and requirements of all applicable warranties and other Contracts and with all applicable Legal Requirements.

(c)           Excluding complaints in the ordinary course of business from individual customers regarding service quality, and except for complaints from individual customers accounting for less than one thousand dollars ($1,000) of revenue per year regarding nonmaterial product or service issues, and except as set forth in Part 2.11(c) of the Company Disclosure Schedule, since January 1, 2005, no customer or other Person has asserted or threatened to assert any claim against any of the Acquired Corporations (i) under or based upon any warranty provided by or on behalf of any of the Acquired Corporations, or (ii) under or based upon any other warranty relating to any product, system, program, Intellectual Property or other asset designed, developed, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by any of the Acquired Corporations or any services performed by any of the Acquired Corporations.

2.12         Liabilities. None of the Acquired Corporations has any accrued, contingent or other liabilities of any nature, either matured or unmatured that would be material to the business, results of operations or financial condition of the Acquired Corporations, except for: (a) liabilities identified as such in the Company Unaudited Interim Balance Sheet or the notes thereto; (b) liabilities that have been incurred by the Acquired Corporations since March 31, 2007 in the ordinary course of business and consistent with past practices; (c) liabilities incurred under this Agreement and the other agreements contemplated hereby; and (d) liabilities incurred on or after the date of this Agreement in compliance with Section 4.2 hereof; and (e) liabilities described in Part 2.12 of the Company Disclosure Schedule.

2.13         Compliance with Legal Requirements. Except as set forth in Part 2.13 of the Company Disclosure Schedule, each of the Acquired Corporations has complied in all material respects with all applicable Legal Requirements.  Except as set forth in Part 2.13 of the Company Disclosure Schedule, since January 1, 2004, none of the Acquired Corporations has received any notice or other communication from any Governmental Body or other Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

2.14         Certain Business Practices. None of the Acquired Corporations has, nor to the Knowledge of the Acquired Corporations has any director, officer, agent or employee of any of the Acquired Corporations (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

2.15         Governmental Authorizations.  The Acquired Corporations hold all Governmental Authorizations necessary to enable the Acquired Corporations to conduct their respective businesses in the manner in which such businesses are currently being conducted.  All such Governmental Authorizations are valid and in full force and effect.  Each Acquired Corporation is in substantial compliance with the terms and requirements of such Governmental Authorizations. Since January 1, 2002, none of the Acquired Corporations has received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization, other than notices or other communications received by any Non-Operating Subsidiary prior to the time that such entity was a Subsidiary of the Company.  Except as set forth in Part 2.15 of the Company Disclosure Schedule, no Governmental Body has at any time challenged in writing the right of any of the Acquired Corporations to design, manufacture, offer or sell any of its products or services.

2.16         Tax Matters.

(a)           Each of the Acquired Corporations has filed all Tax Returns that it was required to file under applicable Legal Requirements.  All such Tax Returns were correct and complete in all respects and have been prepared in substantial compliance with all applicable Legal Requirements. All Taxes due and owing by each of the Acquired Corporations (whether or not shown on any Tax Return) have been paid.   None of the Acquired Corporations is currently the beneficiary of any extension of time within which to file any Tax Return.  No claim has ever been made by an authority in a jurisdiction where the Acquired Corporations do not file Tax Returns that any of them is or may be subject to taxation by that jurisdiction.  There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of any of the Acquired Corporations.

(b)           Each of the Acquired Corporations has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c)           No director or officer (or employee responsible for Tax matters) of any of the Acquired Corporations expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed.  No Proceedings are pending or being conducted with respect to any of the Acquired Corporations.  None of the Acquired Corporations has received from any Governmental Body any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment of or any amount of Tax proposed, asserted, or assessed by any Governmental Body against any of the Acquired Corporations.

(d)           Part 2.16(d) of the Company Disclosure Schedule lists all Tax Returns filed with respect to each of the Acquired Corporations for taxable periods ended on or after December 31, 2002 indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject to audit.  The Company has delivered to Parent correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Acquired Corporations filed or received since January 1, 2002.

(e)           None of the Acquired Corporations has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f)            None of the Acquired Corporations has filed a consent under section 341(f) of the Code concerning collapsible corporations.  Except as set forth in Part 2.16(f) of the Company Disclosure Schedule, none of the Acquired Corporations is a party to any Contract that has resulted or would reasonable be expected to result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of section 280G of the Code (or any corresponding provisions of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of section 162(m) of the Code (or any corresponding provisions of state, local or foreign Tax law).  The Company has not been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code.  Each of the Acquired Corporations has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of section 6662 of the Code.  None of the Acquired Corporations has participated in, or is currently participating in, any transaction that was or is a “listed transaction” or “reportable transaction” within the meaning of Treasury Regulation 1.6011-4(b) or similar transaction under any corresponding or similar Legal Requirement.  Except as set forth in Part 2.16(f) of the Company Disclosure Schedule, none of the Acquired Corporations is a party to any Contract nor does it have any obligations (current or contingent) to compensate any Person for excise Taxes payable pursuant to Section 4999 of the Code.  None of the Acquired Corporations is a party to or bound by any Tax allocation or sharing agreement.  Each of the Acquired Corporations has (A) not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) no Liability for the Taxes of any Person (other than such Acquired Corporation) under regulation 1.1502-6 of the Code (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(g)           The unpaid Taxes of the Acquired Corporations (A) did not, as of the date of the Unaudited Interim Balance Sheet, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Unaudited Interim Balance Sheet, and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Acquired Corporations in filing their Tax Returns.  Since the date of the Unaudited Interim Balance Sheet, none of the Acquired Corporations has incurred any liability for Taxes arising from extraordinary gains or losses, determined in accordance with GAAP, outside the ordinary course of business.

(h)           None of the Acquired Corporations will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion there) ending after the Closing Date as a result of any: (A) change in method of accounting for taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under section 1502 of the Code (or any corresponding or similar provisions of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

(i)            None of the Acquired Corporations has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by section 355 or section 361 of the Code

2.17         Employee and Labor Matters; Benefit Plans.

(a)           Part 2.17(a) of the Company Disclosure Schedule accurately sets forth, with respect to each employee of each of the Acquired Corporations (including any employee of any of the Acquired Corporations who is on a leave of absence or on layoff status):

(i)            the name of such employee, the Acquired Corporation by which such employee is employed and the date as of which such employee was originally hired by such Acquired Corporation;

(ii)           such employee’s title, and a description of such employee’s duties and responsibilities;

(iii)          the aggregate dollar amount of the compensation (including wages, salary, commissions, director’s fees, fringe benefits, bonuses, profit-sharing payments and other payments or benefits of any type) received by such employee from the applicable Acquired Corporation with respect to services performed in 2006;

(iv)          such employee’s annualized compensation as of the date of this Agreement;

(v)           each Company Employee Plan in which such employee participates or is eligible to participate; and

(vi)          any Governmental Authorization that is held by such employee and that relates to or is useful in connection with the businesses of the Acquired Corporations.

(b)           Part 2.17(b) of the Company Disclosure Schedule accurately identifies each former employee of any of the Acquired Corporations who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (whether from any of the Acquired Corporations or otherwise) relating to such former employee’s employment with any of the Acquired Corporations; and Part 2.17(b) of the Company Disclosure Schedule accurately describes such benefits.

(c)           The employment of each of the Acquired Corporations’ employees is terminable by the applicable Acquired Corporation at will.  The Company has delivered to Parent accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current and former employees of each of the Acquired Corporations.

(d)           To the Knowledge of the Acquired Corporations:

(i)            no employee at the level of Director or above of any of the Acquired Corporations intends to terminate his employment with the Company; and

(ii)           no employee of any of the Acquired Corporations is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have a material adverse effect on the performance by such employee of any of his duties or responsibilities as an employee of such Acquired Corporation or a Material Adverse Effect on the Acquired Corporations.

(e)           Part 2.17(e) of the Company Disclosure Schedule accurately sets forth, with respect to each independent contractor of each of the Acquired Corporations who is a natural person and currently performing services to any of the Acquired Corporations:

(i)            the name of such independent contractor, the Acquired Corporation with which such independent contractor is contracted and the date as of which such independent contractor was originally hired by such Acquired Corporation;

(ii)           a description of such independent contractor duties and responsibilities;

(iii)          the aggregate dollar amount of the compensation (including all payments or benefits of any type) received by such independent contractor from the applicable Acquired Corporation with respect to services performed in 2006 and 2007;

(iv)          the terms of compensation of such independent contractor; and

(f)            any Governmental Authorization that is held by such independent contractor and that relates to or is useful in connection with the businesses of the Acquired Corporations.

(g)           Except as set forth in Part 2.17(g) of the Company Disclosure Schedule, none of the Acquired Corporations is a party to or bound by, none of the Acquired Corporations has been a party to or bound by, any employment agreement or any union contract, collective bargaining agreement or similar Contract at any time since January 1, 2002, and none of the Acquired Corporations is under any duty to bargain with any labor organization.

(h)           To the Knowledge of the Acquired Corporations, there has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting any of the Acquired Corporations or any of their employees.  There is not now pending, and to the Knowledge of the Acquired Corporations, no Person has threatened to commence, any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute.  To the Knowledge of the Acquired Corporations, no event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or provide a basis for the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute.  There are no actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of the Acquired Corporations, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Company Employee, including, without limitation, charges of unfair labor practices or discrimination complaints.

(i)            None of the current or to the Knowledge of the Acquired Corporations former independent contractors of any of the Acquired Corporations could be reclassified as an employee.  There are no, and to the Knowledge of the Acquired Corporations, at no time have there been, any independent contractors who have provided services to any of the Acquired Corporations or any Company Affiliate for a period of six consecutive months or longer.  Except as set forth in Part 2.17(i) of the Company Disclosure Schedule, none of the Acquired Corporations has ever had any temporary or leased employees.  No independent contractor of the Company is eligible to participate in any Company Employee Plan.

(j)            Part 2.17(j) of the Company Disclosure Schedule contains an accurate and complete list as of the date hereof of each Company Employee Plan and each Company Employee Agreement.  None of the Acquired Corporations intends nor have any of them committed to establish or enter into any new Company Employee Plan or Company Employee Agreement, or to modify any Company Employee Plan or Company Employee Agreement (except to conform any such Company Employee Plan or Company Employee Agreement to the requirements of any applicable Legal Requirements, in each case as previously disclosed to Parent in writing or as required by this Agreement).

(k)           The Company has delivered to Parent: (i) correct and complete copies of all documents setting forth the terms of each Company Employee Plan and each Company Employee Agreement, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iii) if the Company Employee Plan is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of Company Employee Plan assets; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (v) all material written Contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts; (vi) all currently effective written materials provided to any Company Employee relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any material liability to any of the Acquired Corporations or any Company Affiliate; (vii) all COBRA forms and related notices; (viii) all currently effective insurance policies in the possession of any of the Acquired Corporations or any Company Affiliate pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (ix) all discrimination tests required under the Code for each Company Employee Plan intended to be qualified under Section 401(a) of the Code for the three most recent plan years; and (x) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code.

(l)            Each of the Acquired Corporations and Company Affiliates have performed all obligations required to be performed by them under each Company Employee Plan and are not in default or violation of, and the Acquired Corporations do not have knowledge of any default or violation by any other party to, the terms of any Company Employee Plan, and each Company Employee Plan has been established and maintained substantially in accordance with its terms and in substantial compliance with all applicable Legal Requirements, including

ERISA and the Code.  Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code.  No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan.  There are no claims or Proceedings pending, or, to the Knowledge of the Acquired Corporations, threatened or reasonably anticipated (other than routine claims for benefits), against any Company Employee Plan or against the assets of any Company Employee Plan.  Each Company Employee Plan (other than any Company Employee Plan to be terminated prior to the Closing in accordance with this Agreement) can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Parent, the Acquired Corporations or any Company Affiliate (other than ordinary administration expenses).  There are no audits, inquiries or Proceedings pending or, to the Knowledge of the Acquired Corporations, threatened by the IRS, DOL, or any other Governmental Body with respect to any Company Employee Plan.  None of the Acquired Corporations nor any Company Affiliate has ever incurred any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.  Each of the Acquired Corporations and Company Affiliates have made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(m)          None of the Acquired Corporations nor any Company Affiliate has ever maintained, established, sponsored, participated in, or contributed to any: (i) Company Pension Plan subject to Title IV of ERISA; or (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA.  None of the Acquired Corporations nor any Company Affiliate has ever maintained, established, sponsored, participated in or contributed to, any Company Pension Plan in which stock of any of the Acquired Corporations or any Company Affiliate is or was held as a plan asset.  The fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such Foreign Plan, and no transaction contemplated by this Agreement shall cause any such assets or insurance obligations to be less than such benefit obligations.

(n)           No Company Employee Plan provides (except at no cost to the Acquired Corporations or any Company Affiliate), or reflects or represents any liability of any of the Acquired Corporations or any Company Affiliate to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements.  Other than commitments made that involve no future costs to any of the Acquired Corporations or any Company Affiliate, none of the Acquired Corporations nor any Company Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Company Employee (either individually or to Company Employees as a group) or any other Person that such Company Employee(s) or other person would be provided with retiree life insurance, retiree health benefit or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

(o)           Except as set forth in Part 2.17(o) of the Company Disclosure Schedule, and except as expressly required or provided by this Agreement, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Company Employee Agreement, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee.

(p)           Except as set forth in Part 2.17(p) of the Company Disclosure Schedule, each of the Acquired Corporations and Company Affiliates: (i) are, and at all times have been, in substantial compliance with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Company Employees, including the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of HIPAA and any similar provisions of state law; (ii) have withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to Company Employees; (iii) are not liable for any arrears of wages or any taxes or any penalty for failure to comply with the Legal Requirements applicable of the foregoing; and (iv) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for Company Employees (other than routine payments to be made in the normal course of business and consistent with past practice).  There are no pending or, to the Knowledge of the Acquired Corporations, threatened or reasonably anticipated claims or Proceedings against any of the Acquired Corporations or any Company Affiliate under any worker’s compensation policy or long-term disability policy.

(q)           Except as set forth in Part 2.17(q) of the Company Disclosure Schedule, to the Knowledge of the Acquired Corporations, no shareholder nor any Company Employee is obligated under any Contract or subject to any judgment, decree, or order of any court or other Governmental Body that would interfere with such Person’s efforts to promote the interests of the Acquired Corporations or that would interfere with the businesses of the Acquired Corporations or any Company Affiliate.  Neither the execution nor the delivery of this Agreement, nor the carrying on of the business of the Acquired Corporations or any Company Affiliate as presently conducted nor any activity of such shareholder or Company Employees in connection with the carrying on of the business of the Acquired Corporations or any Company Affiliate as presently conducted will, to the Knowledge of the Acquired Corporations, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract under which any of such shareholders or Company Employees is now bound.

2.18         Environmental Matters. Except as set forth in Part 2.18 of the Company Disclosure Schedule, each of the Acquired Corporations (i) is in compliance in all material respects with all applicable Environmental Laws and (ii) possesses all permits and other Governmental Authorizations required under applicable Environmental Laws, and is in compliance in all material respects with the terms and conditions thereof.  Except as set forth in Part 2.18 of the Company Disclosure Schedule, none of the Acquired Corporations has received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, Employee or otherwise, that alleges that any of the Acquired Corporations is not in compliance with any Environmental Law, and, to the Knowledge of the Acquired Corporations, there are no circumstances that may prevent or interfere with the compliance by any of the Acquired Corporations with any Environmental Law in the future.  Except as set forth in Part 2.18 of the Company Disclosure Schedule, to the Knowledge of the Acquired Corporations, (a) all property that is leased to, controlled by or used by any of the Acquired Corporations, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any material environmental contamination of any nature, (b) none of the property leased to, controlled by or used by any of the Acquired Corporations contains any underground storage tanks, asbestos, equipment using PCBs, underground injection wells, and (c) none of the property leased to, controlled by or used by any of the Acquired Corporations contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been disposed.  Except as set forth in Part 2.18 of the Company Disclosure Schedule, no Acquired Corporation has ever sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law (i) has been placed on the “National Priorities List” of hazardous waste sites or any similar state list, (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity, or (iii) is subject to a Legal Requirement to take “removal” or “remedial’ action as detailed in any applicable Environmental Law or to make payment for the cost of cleaning up any site. (For purposes of this Agreement: (A) “Environmental Law” means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (B) “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.)

2.19         Insurance. The Company has delivered to Parent a copy of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets and operations of the Acquired Corporations.  Each of such insurance policies is in full force and effect.  Since January 1, 2004, none of the Acquired Corporations has received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any material claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.  Except as set forth in Part 2.19 of the Company Disclosure Schedule, there is no pending workers’ compensation or other claim under or based upon any insurance policy of any of the Acquired Corporations.

2.20         Transactions with Affiliates. Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, between the date of the Company’s last proxy statement filed with the SEC and the date of this Agreement, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.  Part 2.20 of the Company Disclosure Schedule identifies each Person who is (or who may be deemed to be) an “affiliate” (as that term is used in Rule 145 under the Securities Act) of the Company as of the date of this Agreement.

2.21         Legal Proceedings; Orders.

(a)           Except as set forth in Part 2.21(a) of the Company Disclosure Schedule, there is no pending Legal Proceeding, and to the Knowledge of the Acquired Corporations no Person has threatened to commence any Legal Proceeding:  (i) that involves any of the Acquired Corporations or any of the assets owned or used by any of the Acquired Corporations; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement.  To the Knowledge of the Acquired Corporations, no event has occurred, and no claim, dispute or other condition or circumstance exists, that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b)           Except as set forth in Part 2.21(b) of the Company Disclosure Schedule, there is no order, writ, injunction, judgment or decree to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject.  Except as set forth in Part 2.21(b) of the Company Disclosure Schedule, to the Knowledge of the Acquired Corporations, no officer or key employee of any of the Acquired Corporations is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquired Corporations.

2.22         Authority; Inapplicability of Anti-takeover Statutes; Binding Nature of Agreement. The Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement.  The board of directors of the Company (at a meeting duly called and held) has (a) unanimously determined that the Merger is advisable and fair and in the best interests of the Company and its shareholders, (b) unanimously authorized and approved the execution, delivery and performance of this Agreement by the Company and unanimously approved the Merger, (c) unanimously recommended the adoption of this Agreement by the holders of Company Common Stock and directed that this Agreement and the Merger be submitted for consideration by the Company’s shareholders at the Company Shareholders’ Meeting (as defined in Section 5.2), and (d) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar Legal Requirement that might otherwise apply to the Merger or any of the other transactions contemplated by this Agreement.  This Agreement constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. No state takeover statute or similar Legal Requirement applies or purports to apply to the Merger, this Agreement or any of the transactions contemplated hereby.

2.23         Section 302A.673 of the MBCA Not Applicable. As of the date hereof and at all times on or prior to the Effective Time, the board of directors of the Company has and will take all actions so that the restrictions applicable to business combinations contained in Section 302A.673 of the MBCA are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Merger and the other transactions contemplated by this Agreement.

2.24         No Existing Discussions.  Except as set forth in Part 2.24 of the Company Disclosure Schedule, none of the Acquired Corporations, and no Representative of any of the Acquired Corporations, is engaged, directly or indirectly, in any discussions or negotiations with any other Person relating to any Acquisition Proposal.

2.25         Vote Required.  The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Shareholders’ Meeting (the “Required Company Shareholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement.

2.26         Non-Contravention; Consents. Except as set forth in Part 2.26 of the Company Disclosure Schedule (which shall identify the subsection of this Section 2.26 to which such disclosure relates), neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement by the Company, nor (2) the consummation by the Company of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

(a)           contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of any of the Acquired Corporations, or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of any of the Acquired Corporations;

(b)           contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger or any of the other transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject;

(c)           contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Acquired Corporations or that otherwise relates to the business of any of the Acquired Corporations or to any of the assets owned or used by any of the Acquired Corporations;

(d)           contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Acquired Corporation Contract that constitutes a Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Acquired Corporation Contract, (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Acquired Corporation Contract, (iii) accelerate the maturity or performance of any such Acquired Corporation Contract, or (iv) cancel, terminate or modify any term of such Acquired Corporation Contract;

(e)           result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Acquired Corporations (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Corporations); or

(f)            result in, or increase the likelihood of, the disclosure or delivery to any escrowholder or other Person of the Company Source Code, or the transfer of any material asset of any of the Acquired Corporations to any Person.

Except as may be required by the Exchange Act, the MBCA, the HSR Act, any foreign antitrust law or regulation and the NASD Bylaws (as they relate to the Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus), and except as set forth in Part 2.26 of the Company Disclosure Schedule, none of the Acquired Corporations was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement by the Company, or (y) the consummation by the Company of the Merger or any of the other transactions contemplated by this Agreement.

2.27         Fairness Opinion.  The Company’s board of directors has received the written opinion of RBC Capital Markets Corporation (“RBC”), financial advisor to the Company, dated the date of this Agreement, to the effect that the consideration to be received by the Company’s shareholders is fair to the shareholders of the Company from a financial point of view.  The Company has furnished an accurate and complete copy of said written opinion to Parent.

2.28         Financial Advisor.  Except for RBC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Acquired Corporations.  The total of all fees, commissions and other amounts that have been paid by the Company to RBC and all fees, commissions and other amounts that may become payable to RBC by the Company if the Merger is consummated will not exceed the amount set forth in Part 2.28 of the Company Disclosure Schedule.  The Company has furnished to Parent accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid to or may become payable and all indemnification and other agreements related to the engagement of RBC.

2.29         Full Disclosure.  None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus will, at the time the Joint Proxy Statement/Prospectus is mailed to the shareholders of the Company or the stockholders of Parent or at the time of the Company Shareholders’ Meeting or the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  The portions of the Joint Proxy Statement/Prospectus prepared by the Company will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

SECTION 3.                                REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

3.1           Due Organization; Subsidiaries; Etc. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority:  (a) to conduct its business in the manner in which its business is currently being conducted; (b) to own and use its assets in the manner in which its assets are currently owned and used; and (c) to perform its obligations under all Contracts by which it is bound.  Each of Parent and Merger Sub is duly qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification.  As of the date of this Agreement, Parent has no Subsidiaries, except for Merger Sub and the corporations identified in Part 3.1(a) of the Parent Disclosure Schedule; and neither the Parent nor Merger Sub nor any of the other corporations identified in Part 3.1(a) of the Parent Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than Entities identified in Part 3.1(b) of the Parent Disclosure Schedule. As of the date of this Agreement, neither Parent nor any of its Subsidiaries has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Neither Parent nor any of its Subsidiaries is the general partner of any general partnership, limited partnership or other Entity.

3.2           Certificate of Incorporation and Bylaws.  Parent has delivered to the Company accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of the Parent and Merger Sub, including all amendments thereto.

3.3           Capitalization, Etc.

(a)           The authorized capital stock of Parent consists of:  (i) 150,000,000 shares of Parent Common Stock; and (ii) 10,000,000 shares of Parent Preferred Stock. As of June 22, 2007, 17,680,230 shares of Parent Common Stock were issued and outstanding.  As of the date of this Agreement, no shares of Parent Preferred Stock are issued or outstanding.  All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable.  The authorized capital stock of Merger Sub consists of: 10,000 shares of Merger Sub Common Stock, of which 100 shares have been issued, all to Parent, and are outstanding as of the date of this Agreement. Parent does not hold any shares of its capital stock in its treasury.  As of the date of this Agreement, neither Parent nor Merger Sub is under any obligation, or is bound by any Contract pursuant to which it may become obligated to repurchase, redeem or otherwise acquire any outstanding shares of Parent Common Stock.

(b)           As of June 22, 2007, 4,661,933 shares of Parent Common Stock are reserved for future issuance pursuant to stock options granted and outstanding.  Other than such stock options and except as set forth in Part 3.3(b) of the Parent Disclosure Schedule, as of the date of this Agreement there is no (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock of Parent or any of its Subsidiaries; (ii) outstanding security, instrument or obligation that by its terms is or may become convertible into or exchangeable for any shares of the capital stock of Parent or any of its Subsidiaries.

(c)           All outstanding capital stock and options of Parent and Merger Sub were issued and granted in compliance with all applicable securities laws and other applicable Legal Requirements.

3.4           SEC Filings; Financial Statements.

(a)           Parent has delivered or made available to the Company accurate and complete copies of all registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed by Parent with the SEC since January 1, 2004 (the “Parent SEC Documents”).  All statements, reports, schedules, forms and other documents required to have been filed by Parent with the SEC have been so filed on a timely basis.  None of the Parent’s Subsidiaries is required to file any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing):  (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act or the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)           The consolidated financial statements (including any related notes) contained in the Parent SEC Documents:  (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements and, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and were or are subject to normal and recurring year-end audit adjustments that were not and will not be, individually or in the aggregate, material in amount); and (iii) fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Parent and its subsidiaries for the periods covered thereby.

3.5           Absence of Certain Changes or Events.  Except as set forth in Part 3.5 of the Parent Disclosure Schedule, between March 31, 2007 and the date of this Agreement:

(a)           there has not been any event that has had a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole, and to the actual knowledge of the Chief Executive Officer, Chief Financial Officer and General Counsel of Parent, there is no tangible evidence in Parent’s possession of any events that Parent reasonably expects to have a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole;

(b)           there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of any of Parent or any of its Subsidiaries (whether or not covered by insurance) that has had a Material Adverse Effect on Parent and its Subsidiaries taken as a whole;

(c)           except in the ordinary course of business and consistent with past practices, none of Parent or any of its Subsidiaries has (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities (other than in connection with the termination of employment or engagement);

(d)           Parent has not effected or been a party to any recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction or any merger, consolidation, share exchange, or business combination;

(e)           Parent has not received any written offer, proposal, inquiry or indication of interest or held substantive discussions regarding any Parent Acquisition Transaction;

(f)            none of Parent or any of its Subsidiaries has acquired any equity interest or other interest in any other Entity;

(g)           none of Parent or any of its Subsidiaries has agreed or committed to take any of the actions referred to in clauses “(c)” through “(f)” above.

3.6           Title to Assets. Parent and its Subsidiaries own, and have good and valid title to, all assets purported to be owned by them, including: (i) all assets reflected on the Parent Unaudited Interim Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the Parent Unaudited Interim Balance Sheet); and (ii) all other assets reflected in the books and records of Parent and its Subsidiaries as being owned by Parent or any of its Subsidiaries.  All of said assets are owned by Parent and any of its Subsidiaries free and clear of any Encumbrances, except for Permitted Encumbrances.

3.7           Proprietary Assets.

(a)           Parent has good and valid title to all of the Intellectual Property owned by Parent that are material to the business of the Parent (“Parent Proprietary Assets”), free and clear of all Encumbrances, except for (i) any lien for current taxes not yet due and payable, (ii) minor liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Parent, and (iii) nonexclusive licenses entered into in the ordinary course of business.

(b)           To the Knowledge of Parent: (i) all patents, trademarks, service marks and copyrights held by Parent are valid, enforceable and subsisting; (ii) none of the Parent Proprietary Assets and no Intellectual Property that is currently being developed by Parent (either by itself or with any other Person) infringes, misappropriates or conflicts with any Intellectual Property owned or used by any other Person; (iii) none of the products that are or have been designed, created, developed, assembled, manufactured or sold by Parent is infringing, misappropriating or making any unlawful or unauthorized use of any Intellectual Property owned or used by any other Person, and, except as set forth in Part 3.7(b) of the Parent Disclosure Schedule, since January 1, 2004, Parent has not received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful or unauthorized use of, any Intellectual Property owned or used by any other Person; (iv) except as set forth in Part 3.7(b) of the Parent Disclosure Schedule, no other Person is infringing, misappropriating or making any unlawful or unauthorized use of, and no Intellectual Property owned or used by any other Person infringes or conflicts with, any material Parent Proprietary Asset.

(c)           The Parent Proprietary Assets, together with any Intellectual Property currently being licensed to Parent by third parties, constitute all the Intellectual Property necessary to enable Parent to conduct its business in the manner in which such business is being conducted.

3.8           Contracts.  Parent (i) has not violated or breached, or committed any default under, any material Contract to which Parent is a party, except for violations, breaches and defaults that have not had and would not reasonably be expected to have a Material Adverse Effect on Parent; and, to the Knowledge of Parent, no other Person has violated or breached, or committed any default under, any material Contract to which Parent is a party, except for violations, breaches and defaults that have not had and would not reasonably be expected to have a Material Adverse Effect on Parent; (ii) to the Knowledge of Parent, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will or would reasonably be expected to, (A) result in a violation or breach of any of the provisions of any material Contract to which Parent is a party, (B) give any Person the right to declare a default or exercise any remedy under any material Contract to which Parent is a party, (C) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any material Contract to which Parent is a party, (D) give any Person the right to accelerate the maturity or performance of any material Contract to which Parent is a party, or give any Person the right to cancel, terminate or modify any material Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a Material Adverse Effect on Parent; and (iii) since January 1, 1998, Parent has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any material Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a Material Adverse Effect on Parent.

3.9           Compliance with Legal Requirements. Parent is in compliance in all material respects with all applicable Legal Requirements.  Except as set forth in Part 3.9 of the Parent Disclosure Schedule, since January 1, 2004, Parent has not received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

3.10         Certain Business Practices. Neither Parent nor any director, officer, agent or employee of Parent has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

3.11         Governmental Authorizations.  Parent holds all Governmental Authorizations necessary to enable Parent to conduct its business in the manner in which such business is currently being conducted.  All such Governmental Authorizations are valid and in full force and effect.  Parent is in substantial compliance with the terms and requirements of such Governmental Authorizations. Except as set forth in Part 3.11 of the Parent Disclosure Schedules, since January 1, 1998, Parent has not received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.  No Governmental Body has at any time challenged in writing the right of Parent or any of its Subsidiaries to design, manufacture, offer or sell any of its products or services.

3.12         Tax Matters.

(a)           Each of the Tax Returns required to be filed by or on behalf of Parent with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the “Parent Returns”) (i) has been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) has been, or will be when filed, prepared in substantial compliance with all applicable Legal Requirements. All amounts due and owning on or before the Closing Date have been or will be paid on or before the Closing Date.  No claim has ever been made by an authority in a jurisdiction where the Parent does not file Tax Returns that any of them is or may be subject to taxation by that jurisdiction.  Except as set forth in Part 3.12(a) of the Parent Disclosure Schedules, there are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of any of the Parent.

(b)           The Parent Unaudited Interim Balance Sheet fully accrues all actual and contingent liabilities for Taxes with respect to all periods through the date thereof in accordance with generally accepted accounting principles.  Parent will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from the date of the Parent Unaudited Interim Balance Sheet through the Closing Date.

(c)           Parent has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(d)           No director or officer (or employee responsible for Tax matters) of any of Parent expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed.  No Proceedings are pending or being conducted with respect to Parent.  Except as set forth in Part 3.12(d) of the Parent Disclosure Schedules, Parent has not received from any Governmental Body any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment of or any amount of Tax proposed, asserted, or assessed by any Governmental Body against Parent.

(e)           Parent has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f)            Parent has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code (or any comparable provision of state or foreign Tax laws). Parent has not been, and will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code (or any comparable provision under state or foreign Tax laws) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

(g)           It is the present intention of Parent to continue at least one significant historic business line of the Acquired Corporations or to use at least a significant portion of the Acquire Corporation’s historic business assets in a business, in each case within the meaning of Treas. Reg. Section 1.368-1(d).

3.13         Environmental Matters. Parent (i) is in compliance in all material respects with all applicable Environmental Laws, and (ii) possesses all permits and other Governmental Authorizations required under applicable Environmental Laws, and is in compliance in all material respects with the terms and conditions thereof.  Parent has not received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that Parent is not in compliance with any Environmental Law, and, to the Knowledge of Parent, there are no circumstances that may prevent or interfere with the compliance by Parent with any Environmental Law in the future.  To the Knowledge of Parent, (a) all property that is leased to, controlled by or used by Parent, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any material environmental contamination of any nature, (b) none of the property leased to, controlled by or used by Parent contains any underground storage tanks, asbestos, equipment using PCBs, underground injection wells, and (c) none of the property leased to, controlled by or used by  Parent contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been disposed.  Parent has never sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law (i) has been placed on the “National Priorities List” of hazardous waste sites or any similar state list, (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity, or (iii) is subject to a

Legal Requirement to take “removal” or “remedial’ action as detailed in any applicable Environmental Law or to make payment for the cost of cleaning up the site.

3.14         Transactions with Affiliates. Except as set forth in the Parent SEC Documents filed prior to the date of this Agreement, between the date of Parent’s last proxy statement filed with the SEC and the date of this Agreement, no event has occurred that would be required to be reported by Parent pursuant to Item 404 of Regulation S-K promulgated by the SEC.

3.15         Legal Proceedings; Orders.

(a)           As of the date of this Agreement, there is no pending Legal Proceeding, and (to the Knowledge of Parent) no Person has threatened to commence any Legal Proceeding:  (i) that involves Parent or any of its Subsidiaries or any of the assets owned or used by Parent or any of its Subsidiaries; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement.  To the Knowledge of Parent, as of the date of this Agreement, no event has occurred, and no claim, dispute or other condition or circumstance exists, that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b)           There is no material order, writ, injunction, judgment or decree to which Parent, or any of the assets owned or used by Parent, is subject.  To the best of the knowledge of Parent, no officer or key employee of Parent is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of Parent.

3.16         Authority; Binding Nature of Agreement. Parent and Merger Sub have the absolute and unrestricted right, power and authority to perform their obligations under this Agreement and the execution, delivery and performance by Parent and Merger Sub of this Agreement have been duly authorized by all necessary action on the part of the respective boards of directors of Parent and Merger Sub.  This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.17         Vote Required. The only vote of Parent’s stockholders required to approve the issuance of Parent Common Stock in the Merger is the vote prescribed by Marketplace Rule 4310 of the National Association of Securities Dealers (the “Required Parent Stockholder Vote”).

3.18         Non-Contravention; Consents. Neither the execution and delivery of this Agreement by Parent and Merger Sub nor the consummation by Merger Sub of the Merger will (a) contravene, conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of Parent or the certificate of incorporation or bylaws of Merger Sub or of any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of Parent; (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger or any of the other transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which Parent, or any of the assets owned or used by Parent, is subject; (c) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any material Contract to which Parent is a party, or give any Person the right to declare a default or exercise any remedy under any such Contract to which Parent is a party; or (d) result in a violation by Parent or Merger Sub of any order, writ, injunction, judgment or decree to which Parent or Merger Sub is subject. Except as may be required by the Securities Act, the Exchange Act, state securities or “blue sky” laws, the DGCL, the MBCA, the HSR Act, any foreign antitrust law or regulation and the NASD Bylaws (as they relate to the S-4 Registration Statement and the Joint Proxy Statement), Parent is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution, delivery or performance of this Agreement by Parent or Merger Sub or the consummation by Merger Sub of the Merger.

3.19         Full Disclosure.  None of the information to be supplied by or on behalf of Parent for inclusion in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  None of the information to be supplied by or on behalf of Parent for inclusion in the Joint Proxy Statement/Prospectus will, at the time the Joint Proxy Statement/Prospectus is mailed to the shareholders of the Company or the stockholders of Parent or at the time of the Company Shareholders’ Meeting or the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus.

3.20         Fairness Opinion.  Parent’s board of directors has received the written opinion of Friedman, Billings, Ramsey & Co., Inc., financial advisor to Parent, dated the date of this Agreement, to the effect that the consideration to be paid by the parent is fair from a financial point of view.

3.21         Valid Issuance. The Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

3.22         Employee and Labor Matters.

(a)   Except as set forth in Part 3.21(a) of the Parent Disclosure Schedule, none of Parent or any of its Subsidiaries is a party to or bound by, and none of Parent or any of its Subsidiaries has ever been a party to or bound by, any union contract, collective bargaining agreement or similar Contract.

(b)   To the Knowledge of Parent, there is not now pending, and to the Knowledge of Parent, no Person has threatened to commence, any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute.

(c)   Part 3.22(c) of the Parent Disclosure Schedule contains an accurate and complete list as of the date hereof of each Parent Employee Plan.

(d)   Parent has delivered or otherwise made available to the Company: (i) correct and complete copies of all documents setting forth the terms of each Parent Employee Plan including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Parent Employee Plan; (iii) if the Parent Employee Plan is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of Parent Employee Plan assets; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to each Parent Employee Plan; (v) all material written Contracts relating to each Parent Employee Plan, including administrative service agreements and group insurance contracts; (vi) all currently effective written materials provided to any Parent Employee relating to any Parent Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in material liability to Parent or any of its Subsidiaries.

(a)           Each of Parent, any of its Subsidiaries and Parent Affiliates has performed all obligations required to be performed by it under each Parent Employee Plan and is not in default or violation of, and Parent does not have Knowledge of any default or violation by any other party to, the terms of any Parent Employee Plan, and each Parent Employee Plan has been established and maintained substantially in accordance with its terms and in substantial compliance with all applicable Legal Requirements, including ERISA and the Code.  Each of Parent and its Subsidiaries and Parent Affiliates have made all contributions and other payments required by and due under the terms of each Parent Employee Plan.

SECTION 4.                                CERTAIN COVENANTS OF THE COMPANY AND PARENT

4.1           Access and Investigation.

(a)   During the period from the date of this Agreement through the Effective Time (the “Pre-Closing Period”), the Acquired Corporations shall, and shall cause the respective Representatives of the Acquired Corporations to: (i) provide Parent and Parent’s Representatives with reasonable access to the Acquired Corporations’ Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations; and (ii) provide Parent and Parent’s Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations, and with such additional financial, operating and other data and information regarding the Acquired Corporations, as Parent may reasonably request.  Without limiting the generality of the foregoing, during the Pre-Closing Period, the Company shall promptly provide Parent with copies of: (A) all material operating and financial reports prepared by the Acquired Corporations for the Company’s senior management, including

(1) copies of the unaudited monthly consolidated balance sheets of the Acquired Corporations and the related unaudited monthly consolidated statements of operations, statements of stockholders’ equity and statements of cash flows and (2) copies of any sales forecasts, marketing plans, development plans, discount reports, write-off reports, hiring reports and capital expenditure reports prepared for the Company’s senior management; (B) any written materials or communications sent by or on behalf of the Company to its shareholders; (C) any material notice, document or other communication sent by or on behalf of any of the Acquired Corporations to any party to any Acquired Corporation Contract or sent to any of the Acquired Corporations by any party to any Acquired Corporation Contract (other than any communication that relates solely to routine commercial transactions between an Acquired Corporation and the other party to any such Acquired Corporation Contract and that is of the type sent in the ordinary course of business and consistent with past practices); (D) any notice, report or other document filed with or sent to any Governmental Body on behalf of any of the Acquired Corporations in connection with the Merger or any of the other transactions contemplated by this Agreement; and (E) any material notice, report or other document received by any of the Acquired Corporations from any Governmental Body.

(b)   During the Pre-Closing Period, Parent shall, and shall cause the respective Representatives of Parent to: (i) provide the Company and the Company’s Representatives with reasonable access to Parent’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to Parent; and (ii) provide the Company and the Company’s Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to Parent, and with such additional financial, operating and other data and information regarding Parent, as the Company may reasonably request.  Without limiting the generality of the foregoing, during the Pre-Closing Period, Parent agrees to hold weekly meetings with the Chief Executive Officer of the Company to provide updates on material developments in Parent’s business and provide the Company with: (A) drafts of any filings on Form 10-Q or Form 8-K expected to be made with the SEC at least 24 hours prior to such filing; (B) any written materials or communications sent by or on behalf of the Parent to its shareholders; (C) any notice, report or other document filed by the Parent with or sent to any Governmental Body on behalf of Parent or any of its Subsidiaries in connection with the Merger or any of the other transactions contemplated by this Agreement; and (D) any material notice, report or other document received by the Parent related to Parent or any of its Subsidiaries from any Governmental Body.

4.2           Operation of the Company’s and Parent’s Business.

(a)   During the Pre-Closing Period:  (i) the Company shall ensure that each of the Acquired Corporations conducts its business and operations (A) in the ordinary course and in accordance with past practices and (B) in compliance with all applicable Legal Requirements and the requirements of all Acquired Corporation Contracts that constitute Material Contracts; (ii) the Company shall use all reasonable efforts to ensure that each of the Acquired Corporations preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the respective Acquired Corporations; (iii) the Company shall keep in full force all insurance policies referred to in Section 2.19; (iv) the Company shall cause to be provided all notices, assurances and support required by any Acquired Corporation Contract relating to any Intellectual Property or Intellectual Property Right in order to ensure that no condition under such Acquired Corporation Contract occurs that could result in, or could increase the likelihood of, (A) any transfer or disclosure by any Acquired Corporation of any Company Source Code, or (B) a release from any escrow of any Company Source Code that has been deposited or is required to be deposited in escrow under the terms of such Acquired Corporation Contract; (v) the Company shall promptly notify Parent of (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the transactions contemplated by this Agreement, and (B) any Legal Proceeding commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting any of the Acquired Corporations that relates to the consummation of the transactions contemplated by this Agreement; and (vi) the Company shall (to the extent requested by Parent) cause the Acquired Corporations’ officers to report regularly to Parent concerning the status of the Company’s business.

(b)   During the Pre-Closing Period, the Company shall not (without the prior written consent of Parent), and shall not permit any of the other Acquired Corporations to:

(i)            declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

(ii)           sell, issue, grant or authorize the issuance or grant of (A) any capital stock or other security, (B) any option, call, warrant or right to acquire any capital stock or other security, or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company may issue Company Common Stock upon the valid exercise of Company Options outstanding as of the date of this Agreement or as a relocation bonus to Company Employees as described in Part 2.3(c) of the Company Disclosure Schedule);

(iii)          amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company’s stock option plans, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related Contract;

(iv)          amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

(v)           form any Subsidiary or acquire any equity interest or other interest in any other Entity;

(vi)          make any capital expenditure (except that the Acquired Corporations may make capital expenditures that, when added to all other capital expenditures made on behalf of the Acquired Corporations during the Pre-Closing Period, do not exceed $400,000 in the aggregate);

(vii)         enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Material Contract, or amend or terminate, or waive or exercise any material right or remedy under, any Material Contract, other than with respect to a Material Contract that is (a) an existing Material Contract not specifically identified on the Company Disclosure Schedule as a result of being grouped and categorically identified in Part 2.10 of the Company Disclosure Schedule with other Material Contracts or (b) a Material Contract entered into after the date of this Agreement that is described by any categorical disclosure in Part 2.10 of the Company Disclosure Schedule;

(viii)        acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for immaterial assets acquired, leased, licensed or disposed of by the Company in the ordinary course of business and consistent with past practices), or waive or relinquish any material right;

(ix)           lend money to any Person, or incur or guarantee any indebtedness, other than loans to any Acquired Corporation  other than a Non-Operational Subsidiary solely to fund the working capital needs of such Acquired Corporation;

(x)            establish, adopt or amend any employee benefit plan, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees (except that the Company (A) may make routine, reasonable salary increases in connection with the Company’s customary employee review process, and (B) may pay customary bonus payments and profit sharing payments consistent with past practices payable in accordance with existing bonus and profit sharing plans referred to in Part 2.17(a) of the Company Disclosure Schedule);

(xi)           hire any new employee at the level of director or above or with an annual base salary in excess of $100,000, promote any employee except in order to fill a position vacated after the date of this Agreement, or engage any consultant or independent contractor for a period exceeding 30 days;

(xii)          change any of its pricing policies (it being recognized that moving existing customers from an older pricing policy or terms of service shall not be considered a change in policy), product return policies, product maintenance polices, service policies, product modification or upgrade policies, personnel policies or other business policies, or any of its methods of accounting or accounting practices in any respect;

(xiii)         make any Tax election;

(xiv)        commence or settle any Legal Proceeding;

(xv)         enter into any material transaction outside the ordinary course of business or inconsistent with past practices; or

(xvi)        agree or commit to take any of the actions described in clauses ”(i)” through “(xv)” of this Section 4.2(b).

(c)   During the Pre-Closing Period, the Company shall promptly notify Parent in writing of:  the discovery by any Acquired Corporation of (i) any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Company in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of the Company; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely or that has had or could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations. Without limiting the generality of the foregoing, the Company shall promptly advise Parent in writing of any Legal Proceeding or material claim threatened, commenced or asserted against or with respect to any of the Acquired Corporations.  No notification given to Parent pursuant to this Section 4.2(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

(d)   The Company shall meet all of its filing obligations with respect to, and shall complete all filings of Form 5471, Information Return of U.S. Persons With Respect to Certain Foreign Corporations, Schedule O, Organization or Reorganization of Foreign Corporation, and Acquisitions and Dispositions of its Stock, and TD F 90-22.1, Report of Foreign Bank and Financial Accounts (collectively the “Tax Filings”) on or prior to the Closing Date, and in any case prior to any date that would cause any of the Acquired Corporations to incur any increased penalties or risk thereof.

(e)   During the Pre-Closing Period, Parent shall not (without the prior written consent of the Company), and shall not permit any of its Subsidiaries to:

(i)            except in the ordinary course of business and consistent with past practices, declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (other than repurchases of securities made in connection with the exercise of rights under agreements in force as of the date of this Agreement);

(ii)           amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents, or recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction; or

(iii)          acquire any other business entity (or all or substantially all of the assets thereof) for total consideration having a value of more than fifteen million dollars ($15,000,000) in any individual case.

(f)    During the Pre-Closing Period, Parent shall promptly notify the Company in writing of the discovery by Parent or any of its Subsidiaries of: (i) any event, condition, fact or circumstance, that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by Parent in this Agreement, or (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by Parent in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement, (iii) any material breach of any covenant or obligation of Parent under this Agreement; (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 7 impossible or unlikely, (v) any material Legal Proceeding or material claim threatened, commenced or asserted against or with respect to any of Parent or any of its Subsidiaries or that relates to the consummation of the transactions contemplated by this Agreement; or (vi) any acqiusition of any other business entity (or all or substantially all of the assets thereof) for total consideration having a value of not more than fifteen million dollars ($15,000,000) in any individual case.  No notification given to the Company pursuant to this Section 4.2(f) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent contained in this Agreement.

4.3           No Solicitation.

(a)   The Company shall not directly or indirectly, and shall not authorize or knowingly permit any of the other Acquired Corporations or any Representative of any of the Acquired Corporations directly or indirectly to, (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information regarding any of the Acquired Corporations to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv)  approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction, it being understood and agreed that informing any Person as to the existence of this provision in response to any unsolicited Acquisition Proposal, proposal or inquiry shall not constitute or be deemed to be a violation of the foregoing; provided, however, that prior to the adoption of this Agreement by the Required Company Shareholder Vote, this Section 4.3(a) shall not prohibit the Company from furnishing nonpublic information regarding the Acquired Corporations to, entering into a confidentiality agreement with, or entering into discussions with, any Person in response to an unsolicited Acquisition Proposal that the Company’s Board of Directors determines in good faith constitutes or would reasonably be expected to lead to a Superior Offer that is submitted to the Company by such Person (and not withdrawn) if (1) neither the Company nor any Representative of any of the Acquired Corporations shall have breached or taken any action inconsistent with any of the provisions set forth in this Section 4.3, (2) the board of directors of the Company concludes in good faith, after having taken into account the written advice of its outside legal counsel, that such action is required in order for the board of directors of the Company to comply with its fiduciary obligations to the Company’s shareholders under applicable law, (3) at least two business days prior to furnishing any such information to, entering into a confidentiality agreement with, or entering into discussions with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company’s intention to furnish information to, entering into a confidentiality agreement with, or enter into discussions with, such Person, and the Company receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of the Company substantially similar to the  confidentiality provisions contained in that certain letter agreement dated May 25, 2007, as amended on June 19, 2007, between the Company and Parent, and (4) prior to furnishing any such information that is material nonpublic information to such Person, the Company furnishes such material nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent).   Without limiting the generality of the foregoing, the Company acknowledges and agrees that any action inconsistent with of any of the provisions set forth in the preceding sentence by any Representative of any of the Acquired Corporations, whether or not such Representative is purporting to act on behalf of any of the Acquired Corporations, shall be deemed to constitute a breach of this Section 4.3 by the Company.

(b)   The Company shall promptly advise Parent orally (within 24 hours) and in writing (within 48 hours) of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information relating to any of the Acquired Corporations (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period.  The Company shall keep Parent reasonably informed in all material respects with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

(c)   The Company shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal.

(d)   The Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, “standstill” or similar agreement to which any of the Acquired Corporations is a party or under which any of the Acquired Corporations has any rights, and will use its reasonable best efforts to enforce or cause to be enforced each such agreement at the request of Parent.  The Company also will promptly request each Person that has executed, within 12 months prior to the date of this Agreement, a confidentiality agreement in connection with its consideration of a possible Acquisition Transaction or equity investment to return all confidential information heretofore furnished to such Person by or on behalf of any of the Acquired Corporations, except for those Persons who have subsequent to such consideration entered into a commercial relationship with the Company.

(e)   Nothing contained in this Section 4.3 shall prohibit the Company’s board of directors from taking and disclosing to the shareholders of the Company a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making a statement required by Rule 14d-9 promulgated under the Exchange Act; provided, however, that prior to taking any of the foregoing actions, the Company has complied with the applicable requirements of Section 5.2(c).

4.4           FIRPTA Matters.  At the Closing, (a) the Company shall deliver to Parent a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Section 1.897 - 2(h)(1)(i) of the United States Treasury Regulations, and (b) the Company shall deliver to the IRS the notification required under Section 1.897 - 2(h)(2) of the United States Treasury Regulations.

SECTION 5.                                ADDITIONAL COVENANTS OF THE PARTIES

5.1           Registration Statement; Joint Proxy Statement.

(a)   As promptly as practicable after the date of this Agreement, Parent and the Company shall prepare and cause to be filed with the SEC the Joint Proxy Statement/Prospectus and Parent shall prepare and cause to be filed with the SEC the Form S-4 Registration Statement, in which the Joint Proxy Statement/Prospectus will be included as a prospectus.  Each of Parent and the Company shall use all reasonable efforts to cause the Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus to comply with the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC.  Parent will use all reasonable efforts to cause the Joint Proxy Statement/Prospectus to be mailed to Parent’s stockholders, and the Company will use all reasonable efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the Company’s shareholders, as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act.  The Company shall promptly furnish to Parent all information concerning the Acquired Corporations and the Company’s shareholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1.  If any event relating to any of the Acquired Corporations occurs, or if the Company becomes aware of any information, that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus, then the Company shall promptly inform Parent thereof and shall cooperate with Parent in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the shareholders of the Company.

(b)   Prior to the Effective Time, Parent shall use reasonable efforts to obtain all regulatory approvals needed to ensure that the Parent Common Stock to be issued in the Merger will be registered or qualified under the securities law of every jurisdiction of the United States in which any registered holder of Company Common Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote at the Company Shareholders’ Meeting; provided, however, that Parent shall not be required (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified or (ii) to file a general consent to service of process in any jurisdiction.

5.2           Company Shareholders’ Meeting.

(a)   The Company shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Company Common Stock to vote on a proposal to adopt this Agreement (the “Company Shareholders’ Meeting”).  The Company Shareholders’ Meeting shall be held (on a date selected by the Company in consultation with Parent) as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act.  The Company shall ensure that all proxies solicited in connection with the Company Shareholders’ Meeting are solicited in compliance with all applicable Legal Requirements.

(b)   Subject to Section 5.2(c): (i) the Proxy Statement shall include a statement to the effect that the board of directors of the Company recommends that the Company’s shareholders vote to adopt this Agreement at the Company Shareholders’ Meeting (the recommendation of the Company’s board of directors that the Company’s shareholders vote to adopt this Agreement being referred to as the “Company Board Recommendation”); and (ii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent, and no resolution by the board of directors of the Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent shall be adopted or proposed.

(c)   Notwithstanding anything in this Agreement to the contrary, at any time prior to the adoption of this Agreement by the Required Company Shareholder Vote, the Company Board Recommendation may be withdrawn, changed, amended or modified (a “Change of Recommendation”) if: (i) an unsolicited, bona fide written Acquisition Proposal is made to the Company and is not withdrawn; (ii) the Company provides Parent with at least 48 hours or such lesser prior notice as the longest notice provided to any member of the board of directors of any meeting of the Company’s board of directors at which such board of directors will consider and determine whether such offer is a Superior Offer; (iii) the Company’s board of directors determines in good faith, in its reasonable judgment, after taking into consideration the oral or written opinion of the Company’s independent financial advisor that such offer constitutes a Superior Offer; (iv) the Company’s board of directors determines in good faith, in its reasonable judgment, after having taken into account the written advice of the Company’s outside legal counsel, that, in light of such Superior Offer, the withdrawal or modification of the Company Board Recommendation is required in order for the Company’s board of directors to comply with its fiduciary obligations to the Company’s shareholders under applicable law; (v) the Company Board Recommendation is not withdrawn or modified in a manner adverse to Parent at any time within five business days after Parent receives written notice from the Company confirming that the Company’s board of directors has determined that such offer is a Superior Offer; and (vi) neither the Company nor any of its Representatives shall have breached or taken any action inconsistent with any of the provisions set forth in Section 4.3.

(d)   The Company’s obligation to call, give notice of and hold the Company Shareholders’ Meeting in accordance with Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any withdrawal or modification of the Company Board Recommendation.

5.3           Parent Stockholders’ Meeting.

(a)   Parent shall take all action necessary to call, give notice of and hold a meeting of the holders of Parent Common Stock to vote on the issuance of Parent Common Stock in the Merger (the “Parent Stockholders’ Meeting”).  The Parent Stockholders’ Meeting will be held as promptly as practicable after this Agreement shall have been duly adopted by the Company’s shareholders at the Company Shareholders’ Meeting.  Parent shall ensure that all proxies solicited in connection with the Parent Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements.

(b)   Subject to Section 5.3(c):  (i) the Joint Proxy Statement shall include a statement to the effect that the board of directors of Parent recommends that Parent’s stockholders vote to approve the issuance of Parent Common Stock in the Merger (the recommendation of Parent’s board of directors that Parent’s stockholders vote to approve the issuance of Parent Common Stock in the Merger being referred to as the “Parent Board Recommendation”); and (ii) the Parent Board Recommendation shall not be withdrawn or modified in a manner adverse to the Company, and no resolution by the board of directors of Parent or any committee thereof to withdraw or modify the Parent Board Recommendation in a manner adverse to the Company shall be adopted or proposed.

(c)   Notwithstanding anything to the contrary contained in Section 5.3(b)(i), at any time prior to the approval of the issuance of Parent Common Stock in the Merger by the stockholders of Parent, the Parent Board Recommendation may be withdrawn or modified if the board of directors of Parent concludes in good faith, after having taken into account the written advice of Parent’s outside legal counsel, that the withdrawal or modification of the Parent Board Recommendation is required in order for the board of directors of Parent to comply with its fiduciary obligations to Parent’s stockholders under applicable law.

(d)   Parent’s obligation to call, give notice of and hold the Parent Stockholders’ Meeting shall not be limited or otherwise affected by any withdrawal or modification of the Parent Board Recommendation.

5.4           Regulatory Approvals. Each party shall use all reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Body.  Without limiting the generality of the foregoing, the Company and Parent shall, promptly after the date of this Agreement, prepare and file the notifications required under the HSR Act and any applicable foreign antitrust laws or regulations in connection with the Merger, if any such filings are required.  The Company and Parent shall respond as promptly as practicable to (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general, foreign antitrust authority or other Governmental Body in connection with antitrust or related matters.  Each of the Company and Parent shall (1) give the other party prompt notice of the commencement or threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other transactions contemplated by this Agreement, (2) keep the other party informed as to the status of any such Legal Proceeding or threat, and (3) promptly inform the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Body regarding the Merger. Except as may be prohibited by any Governmental Body or by any Legal Requirement, (a) the Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Legal Proceeding under or relating to the HSR Act or any other foreign, federal or state antitrust or fair trade law, and (b) in connection with any such Legal Proceeding, each of the Company and Parent will permit authorized Representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding.  At the request of Parent, the Company shall agree to divest, sell, dispose of, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to its or its Subsidiaries’ ability to operate or retain, any of the businesses, product lines or assets of the Company or any of its Subsidiaries, provided that any such action is conditioned upon the consummation of the Merger.

5.5           Employee Benefits.

(a)   Parent agrees that (a) all employees of the Acquired Corporations who continue employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time (“Continuing Employees”) shall be eligible, as determined by Parent, to either continue participating in the health and welfare benefit plans of the Acquired Corporations (the “Acquired Corporations Benefit Plans”), to the extent that Parent assumes sponsorship of the Acquired Corporations Benefit Plans, or participate in the health and welfare benefit plans of Parent, the Surviving Corporation, or Subsidiary of the Surviving Corporation (collectively, the “Parent Benefit Plans”), as applicable, and (b) for purposes of eligibility to participate under the Parent Benefit Plans, but not for purposes of benefit accrual, each such Continuing Employee shall receive credit for his or her years of service with the Acquired Corporations prior to the Effective Time; provided, however, that (i) nothing in this Section 5.5 or elsewhere in this Agreement shall limit the right of Parent, the Surviving Corporation or Subsidiary of the Surviving Corporation to amend or terminate any Parent Benefit Plans or Acquired Corporations Benefit Plans at any time following the Effective Time, and (ii) if the Acquired Corporations Benefit Plans or Parent Benefit Plans in which Continuing Employees participate after the Effective Time are terminated, then (upon expiration of any appropriate transition period) such Continuing Employees shall be eligible to participate in one or more corresponding Parent Benefit Plans, as determined by Parent, to substantially the same extent as similarly situated employees of Parent, the Surviving Corporation or Subsidiary of the Surviving Corporation, as applicable, and, to the extent applicable, shall receive credit under such plans for purposes of eligibility to participate, but not for purposes of benefit accrual, for his or her years of service with the Acquired Corporations prior to the Effective Time.  Nothing in this Section 5.5 or elsewhere in this Agreement shall be construed to create a right in any employee to employment with Parent, the Surviving Corporation or any other Subsidiary of Parent and the employment of each Continuing Employee shall be “at will” employment.  Except as set forth in Section 5.6(c), no current or former employee, consultant or director of any of the Acquired Corporations, and no Continuing Employee, shall be deemed to be a third party beneficiary of this Agreement.

(b)   Unless otherwise directed in writing by Parent prior to the Effective Time, the Company agrees to take (or cause to be taken) all actions necessary or appropriate to terminate, effective immediately prior to the Effective Time, any employee benefit plan sponsored by any of the Acquired Corporations (or in which any of the Acquired Corporations participate) that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (the “Acquired Corporations’ 401(k) Plan”).  If the Acquired Corporations’ 401(k) Plan is so terminated and Parent does not provide for a direct, trustee-to-trustee transfer of assets and liabilities from the Acquired Corporations’ 401(k) Plan to an employee pension benefit plan sponsored by Parent that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Parent 401(k) Plan”), then as soon as administratively practicable following the Effective Time, Parent shall advise the Continuing Employees of their right to (i) elect to receive a distribution of their individual account balances from the Acquired Corporations’ 401(k) Plan and (ii) to the extent permitted by Legal Requirements, as soon as practicable following the Effective Time (or, if later, the receipt of a favorable determination letter from the IRS in connection with the termination of the Acquired Corporations’ 401(k) Plan), roll over such distributions to a Parent 401(k) Plan in a direct rollover or rollover contribution, which, in the case of a Continuing Employee who rolls over his or her entire account balance, shall include, to the extent permitted under both the Acquired Corporations’ 401(k) Plan and Parent 401(k) Plan, any outstanding loan notes evidencing participant loans from the Acquired Corporations’ 401(k) Plan.  Prior to terminating the Acquired Corporations’ 401(k) Plan, the Company shall take any steps necessary, including amending the Acquired Corporations’ 401(k) Plan and any related 401(k) loan policies, to ensure that such rollover of participant accounts and loan balances is permitted under the terms of the Acquired Corporations’ 401(k) Plan and any related 401(k) loan policies.

5.6           Indemnification of Officers and Directors.

(a)   All rights to indemnification existing in favor of those Persons who are directors and officers of the Company as of the date of this Agreement (the “Indemnified Persons”) for their acts and omissions occurring prior to the Effective Time, as provided in the Company’s Bylaws (as in effect as of the date of this Agreement), as provided in the Company’s Articles of Incorporation as of the date of this Agreement, pursuant to the MBCA, or in the indemnification agreements between the Company and said Indemnified Persons (as in effect as of the date of this Agreement) in the forms listed in Part 5.6 of the Company Disclosure Schedule, shall survive the Merger and shall be observed by the Surviving Corporation to the fullest extent permitted by Delaware law for a period of six years from the Effective Time.

(b)   Parent shall, or shall cause the Surviving Corporation to, purchase a “tail” prepaid policy on the current insurance policy of the Company for a period of six years from the Effective Time and to maintain such “tail” policy in full force and effect and to honor its respective obligations thereunder.  Such “tail” policy shall provide coverage no less favorable in all material respects to that maintained by or on behalf of the Acquired Corporations on the date hereof (which policy is set forth on Part 2.19 of the Company Disclosure Schedule (the “Current Policy”) and having coverage and containing terms and conditions which in the aggregate are not less advantageous to the persons currently covered by such Current Policy as insureds with respect to claims arising from any actual or alleged wrongful act or omission occurring prior to the Effective Time (including, without limitation, any acts or omissions relating to the approval of this Agreement and the consummation of the Merger) for which a claim has not been made against any director or officer of any of the Acquired Corporations prior to the Effective Time; provided, that Parent shall have not such obligation with respect to Side A coverage for the benefit of Joel Kocher as such coverage relates to certain litigation matters listed in Part 2.21(a) of the Company Disclosure Schedule.  Notwithstanding the foregoing, in no event will Parent be obligated to pay more than 150% of the Current Premium in the aggregate for any “tail” policy, it being understood that if the premium for such insurance coverage exceeds such amount, Parent shall be obligated to obtain a “tail” policy with the greatest coverage available for a cost equal to such amount.

(c)   This Section 5.6 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties, and the provisions of this Section 5.6 shall survive the consummation of the Merger as set forth herein and shall be binding on all successors and assigns of Parent, the Company and the Surviving Corporation.  Each of the Indemnified Parties (and their respective heirs and representatives) shall be entitled to enforce the covenants contained in this Section 5.6. The obligations of Parent and the Surviving Corporation under this Section 5.6 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party under this Section 5.6 without the consent of such affected Indemnified Party.  Parent shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 5.6.

5.7           Additional Agreements.

(a)   Subject to Section 5.7(b), Parent and the Company shall use all reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, but subject to Section 5.7(b), each party to this Agreement (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, (ii) shall use all reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement, and (iii) shall use all reasonable efforts to lift any restraint, injunction or other legal bar to the Merger.  The Company shall promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

(b)   Notwithstanding anything to the contrary contained in this Agreement, Parent shall not have any obligation under this Agreement: (i) to dispose or transfer or cause any of its Subsidiaries to dispose of or transfer any assets, or to commit to cause any of the Acquired Corporations to dispose of any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service, or to commit to cause any of the Acquired Corporations to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available, to any Person, any technology, software or other Intellectual Property or Intellectual Property Right, or to commit to cause any of the Acquired Corporations to license or otherwise make available to any Person any technology, software or other Intellectual Property or Intellectual Property Right; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date), or to commit to cause any of the Acquired Corporations to hold separate any assets or operations; (v) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of any of the Acquired Corporations, or (vi) to contest any Legal Proceeding relating to the Merger if Parent determines in good faith that contesting such Legal Proceeding might not be advisable.

5.8           Disclosure.  Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other transactions contemplated by this Agreement.  Without limiting the generality of the foregoing Parent and Merger Sub, the Company shall not, and shall not permit any of their respective Subsidiaries or Representatives to, make any disclosure regarding the Merger or any of the other transactions contemplated by this Agreement unless (a) the other parties hereto shall have approved such disclosure or (b) the Company or Parent (as the case may be) shall have been advised in writing by its outside legal counsel that such disclosure is required by applicable law.

5.9           Affiliate Agreements.  The Company shall use all reasonable efforts to cause each Person identified in Part 2.20 of the Company Disclosure Schedule and each other Person who is or becomes (or may be deemed to be) an “affiliate” (as that term is used in Rule 145 under the Securities Act) of the Company to execute and deliver to Parent, prior to the date of the mailing of the Joint Proxy Statement/Prospectus to the Company’s shareholders, an Affiliate Agreement in the form of EXHIBIT C.  Neither Parent nor the Company shall register, or allow its transfer agent to register, on its books any transfer of any shares of Parent Common Stock or Company Common Stock of any “affiliate” of the Company who has not provided a signed Affiliate Agreement in accordance with this Section 5.9.

5.10         Tax Matters. At or prior to the filing of the Form S-4 Registration Statement, the Company and Parent shall execute and deliver to Cooley Godward Kronish LLP and to Stubbs Alderton & Markiles, LLP tax representation letters in customary form.  Parent, Merger Sub and the Company shall each confirm to Cooley Godward Kronish LLP and to Stubbs Alderton & Markiles, LLP the accuracy and completeness as of the Effective Time of the tax representation letters delivered pursuant to the immediately preceding sentence.  Parent and the Company shall use all reasonable efforts prior to the Effective Time to cause the Merger to qualify as a tax-free reorganization under Section 368(a)(1) of the Code.  Following delivery of the tax representation letters pursuant to the first sentence of this Section 5.10, each of Parent and the Company shall use its reasonable efforts to cause Cooley Godward Kronish LLP and Stubbs Alderton & Markiles, LLP, respectively, to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K promulgated under the Securities Act.  In rendering such opinions, each of such counsel shall be entitled to rely on the tax representation letters referred to in this Section 5.10.

5.11         Letter of the Company’s Accountants. The Company shall use all reasonable efforts to cause to be delivered to Parent a letter of PricewaterhouseCoopers LLP, dated no more than two business days before the date on which the Form S-4 Registration Statement becomes effective (and reasonably satisfactory in form and substance to Parent), that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4 Registration Statement.

5.12         Resignation of Officers and Directors. The Company shall use all reasonable efforts to obtain and deliver to Parent on or prior to the Closing the resignation of each officer and director of each of the Acquired Corporations.

5.13         Listing.  Parent shall use reasonable efforts to cause the shares of Parent Common Stock being issued in the Merger to be approved for listing (subject to notice of issuance) on the Nasdaq Global Market.

5.14         Board of Directors.  Prior to the Effective Time, Parent shall use all reasonable efforts to cause the board of directors of Parent to consist, as of the Effective Time, of seven directors as follows: (a) Julius Genachowski and Robert McCoy shall serve in the class of directors serving until Parent’s 2010 annual meeting of stockholders, (b) Hugh Durden and Jeffrey M. Stibel shall serve in the class of directors serving until Parent’s 2009 annual meeting of stockholders, and (c) David Brown, Timothy Maudlin and Alex Kazerani shall serve in the class of directors serving until Parent’s 2008 annual meeting of stockholders.

5.15         Section 16 Matters. Prior to the Effective Time, the Company shall take such reasonable steps as are required to cause the disposition of Company Common Stock, Company Options and other derivative securities with respect to Company Common Stock, if any, in connection with the Merger by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act.  If the Company delivers the Section 16 Information (as defined below) to Parent at least 15 days prior to the Effective Time, then, prior to the Effective Time, Parent shall take such reasonable steps as are required to cause the acquisition of Parent Common Stock, options to purchase shares of Parent Common Stock and other derivative securities with respect to Parent Common Stock, if any, in connection with the Merger by each individual who, immediately after the Effective Time, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act.  For purposes of this Section 5.15, “Section 16 Information” shall mean the following information for each individual who, immediately after the Effective Time, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent: (a) the number of shares of Company Common Stock held by such individual and expected to be exchanged for shares of Parent Common Stock in the Merger; (b) the number of Company Options held by such individual and expected to be converted into options to purchase shares of Parent Common Stock in connection with the Merger; and (c) the number of other derivative securities (if any) with respect to Company Common Stock held by such individual and expected to be converted into shares of Parent Common Stock or derivative securities with respect to Parent Common Stock in connection with the Merger.

5.16         Continuity of Business Enterprise. Parent shall continue at least one significant historic business line of the Acquired Corporations or use at least a significant portion of Acquired Corporation’s historic business assets in a business, in each case within the meaning of Treas. Reg. Section 1.368-1(d).

SECTION 6.                                CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

6.1           Accuracy of Representations.

(a)   The representations and warranties of the Company contained in this Agreement shall have been accurate in all material respects as of the date of this Agreement; provided, however that, for purposes of determining the accuracy of such representations and warranties, (i) all “Material Adverse Effect” qualifications and other materiality qualifications, and any similar qualifications, contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded.

(b)   The representations and warranties of the Company contained in this Agreement shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date, except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and could not reasonably be expected to have, a Material Adverse Effect on the Acquired Corporations; provided, however that, for purposes of determining the accuracy of such representations and warranties, (i) all “Material Adverse Effect” qualifications and other materiality qualifications, and any similar qualifications, contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded.

6.2           Performance of Covenants.  Each covenant or obligation that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

6.3           Effectiveness of Registration Statement.  The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued, and no proceeding for that purpose shall have been initiated or be threatened, by the SEC with respect to the Form S-4 Registration Statement.

6.4           Stockholder Approval.

(a)   This Agreement shall have been duly adopted by the Required Company Shareholder Vote.

(b)   The issuance of Parent Common Stock in the Merger shall have been duly approved by the Required Parent Stockholder Vote.

6.5           Consents.  The Consents to the Merger and the other transactions contemplated hereby identified in Part 6.5 of the Company Disclosure Schedule shall have been obtained and shall be in full force and effect.

6.6           Agreements and Documents.  Parent and the Company shall have received the following agreements and documents, each of which shall be in full force and effect:

(a)   Affiliate Agreements in the form of EXHIBIT C, executed by each Person who could reasonably be deemed to be an “affiliate” (as that term is used in Rule 145 under the Securities Act) of the Company;

(b)   a letter from PricewaterhouseCoopers LLP, dated as of the Closing Date and addressed to Parent, reasonably satisfactory in form and substance to Parent, updating the letter referred to in Section 5.11;

(c)   a legal opinion of Cooley Godward Kronish LLP, dated as of the Closing Date and addressed to Parent, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that (i) in rendering such opinion, Cooley Godward Kronish LLP may rely upon the tax representation letters referred to in Section 5.10, and (ii) if Cooley Godward Kronish LLP does not render such opinion or withdraws or modifies such opinion, this condition shall nonetheless be deemed to be satisfied if Stubbs Alderton & Markiles, LLP renders such opinion to Parent);

(d)   a certificate executed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer confirming that the conditions set forth in Sections 6.1, 6.2, 6.4(a), 6.5, 6.6(a), 6.7, 6.8, 6.11, 6.12, and 6.13 have been duly satisfied

(e)   each of the consents to assignment identified on Schedule 6.5 to the Disclosure Schedule; and

(f)    the written resignations of all officers and directors of each of the Acquired Corporations, effective as of the Effective Time.

6.7           Employees.  Each of the individuals identified on Schedule 6.7 shall have agreed to be employed by the Company and none of them shall have expressed an intention to terminate their employment with the Company or to decline to accept employment with Parent; provided that Parent has not changed the terms of such individual’s employment in a manner materially different than the terms set forth in their employment agreement with Parent dated as of the date hereof without the consent of such individual.

6.8           No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Material Adverse Effect on the Acquired Corporations, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

6.9           HSR Act.  The waiting period applicable to the consummation of the Merger under the HSR Act, if applicable, shall have expired or been terminated, and there shall not be in effect any voluntary agreement between Parent and the Federal Trade Commission or the Department of Justice pursuant to which Parent has agreed not consummate the Merger for a period of time; any similar waiting period under any applicable foreign antitrust law or regulation or other Legal Requirement shall have expired or been terminated; and any Consent required under any applicable foreign antitrust law or regulation or other Legal Requirement shall have been obtained.

6.10         Listing.  The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing (subject to notice of issuance) on the Nasdaq Global Market.

6.11         No Restraints.  No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

6.12         No Governmental Litigation.  There shall not be pending or threatened any Legal Proceeding in which a Governmental Body is or is threatened to become a party or is otherwise involved:  (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (b) relating to the Merger and seeking to obtain from Parent or any of the Acquired Corporations any damages or other relief that may be material to Parent or the Acquired Corporations; (c) seeking to prohibit or limit in any material respect Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; (d) that could materially and adversely affect the right of Parent or any of the Acquired Corporations to own the assets or operate the business of the Acquired Corporations; or (e) seeking to compel any of the Acquired Corporations, Parent or any Subsidiary of Parent, to dispose of or hold separate any material assets, as a result of the Merger or any of the other transactions contemplated by this Agreement.

6.13         No Other Litigation. There shall not be pending any Legal Proceeding first arising after the date of this Agreement in which, in the reasonable judgment of Parent, there is a reasonable possibility of an outcome that could have a Material Adverse Effect on the Acquired Corporations or a Material Adverse Effect on Parent:  (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (b) relating to the Merger and seeking to obtain from Parent or any of the Acquired Corporations, any damages or other relief that may be material to Parent or the Acquired Corporations; (c) seeking to prohibit or limit in any material respect Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of any of the Acquired Corporations; (d) that would materially and adversely affect the right of Parent or any of the Acquired Corporations to own the assets or operate the business of any of the Acquired Corporations; or (e) seeking to compel any of the Acquired Corporations, Parent or any Subsidiary of Parent, to dispose of or hold separate any material assets, as a result of the Merger or any of the other transactions contemplated by this Agreement.

6.14         FIRPTA Compliance.  The Company shall have filed with the IRS the notification referred to in Section 4.4(b).

6.15         Dissenters’ Rights.  The holders of not more than ten percent (10%) of the outstanding Company Common Stock shall be eligible to demand and perfect dissenters rights in accordance with Sections 302A.471 and 302A.473 of the MBCA.

6.16         Tax Filings.  The Company shall have filed all of the Tax Filings in the time periods prescribed by Section 4.2(d).

SECTION 7.                                CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligation of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions:

7.1           Accuracy of Representations.

(a)   The representations and warranties of Parent contained in this Agreement shall have been accurate in all material respects as of the date of this Agreement; provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the Closing Date, (i) all “Material Adverse Effect” qualifications and other materiality qualifications, and any similar qualifications, contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded.

(b)   The representations and warranties of Parent contained in this Agreement shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date, except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and could not reasonably be expected to have, a Material Adverse Effect on Parent; provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the Closing Date, (i) all “Material Adverse Effect” qualifications and other materiality qualifications, and any similar qualifications, contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded.

7.2           Performance of Covenants.  All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3           Effectiveness of Registration Statement.  The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued, and no proceeding for that purpose shall have been initiated or be threatened, by the SEC with respect to the Form S-4 Registration Statement.

7.4           Stockholder Approval.

(a)   This Agreement shall have been duly adopted by the Required Company Shareholder Vote.

(b)   The issuance of Parent Common Stock in the Merger shall have been duly approved by the Required Parent Stockholder Vote.

7.5           Documents.  The Company shall have received the following documents:

(a)   a legal opinion of Stubbs Alderton & Markiles, LLP, dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that (i) in rendering such opinion, Stubbs Alderton & Markiles, LLP may rely upon the tax representation letters referred to in Section 5.10, and (ii) if Stubbs Alderton & Markiles, LLP does not render such opinion or withdraws or modifies such opinion, this condition shall nonetheless be deemed to be satisfied if Cooley Godward Kronish LLP renders such opinion to the Company); and

(b)   a certificate executed on behalf of Parent by its Chief Executive Officer or Chief Financial Officer, confirming that conditions set forth in Sections 7.1, 7.2, 7.4(b) and 7.8 have been duly satisfied.

7.6           HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act, if applicable, shall have expired or been terminated and there shall not be in effect any voluntary agreement between Parent and the Federal Trade Commission or the Department of Justice pursuant to which Parent has agreed not consummate the Merger for a period of time.

7.7           Listing.  The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing (subject to notice of issuance) on the Nasdaq Global Market.

7.8           No Restraints.  No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger by the Company shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger by the Company illegal.

SECTION 8.                                TERMINATION

8.1           Termination.  This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by the Company’s shareholders and whether before or after approval of the issuance of Parent Common Stock in the Merger by Parent’s stockholders):

(a)   by mutual written consent of Parent and the Company;

(b)   by either Parent or the Company if the Merger shall not have been consummated by November 30, 2007; provided, however, that in the event that Form S-4 Registration Statement has not been declared effective on or prior to September 30, 2007, such date shall be extended on a day-for-day basis for each business day that the Form S-4 Registration Statement has not been declared effective following November 30, 2007, with such extension not to exceed an additional thirty (30) days; and provided, further, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Merger by November 30, 2007 (as the same may be extended pursuant to the preceding proviso) is attributable to a failure on the part of such party to perform any covenant in this Agreement required to be performed by such party at or prior to the Effective Time;

(c)   by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d)   by either Parent or the Company if (i) the Company Shareholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s shareholders shall have taken a final vote on a proposal to adopt this Agreement, and (ii) this Agreement shall not have been adopted at the Company Shareholders’ Meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Required Company Shareholder Vote; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the failure to have this Agreement adopted by the Required Company Shareholder Vote is attributable to a failure on the part of such party to perform any covenant in this Agreement required to be performed by such party at or prior to the Effective Time;

(e)   by either Parent or the Company if (i) the Parent Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and Parent’s stockholders shall have taken a final vote on the issuance of shares of Parent Common Stock in the Merger, and (ii) the issuance of Parent Common Stock in the Merger shall not have been approved at the Parent Stockholders’ Meeting (and shall not have been approved at any adjournment or postponement thereof) by the Required Parent Stockholder Vote; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(e) if the failure to have the issuance of Parent Common Stock in the Merger approved by the Required Parent Stockholder Vote is attributable to a failure on the part of the party seeking to terminate this Agreement to perform any covenant in this Agreement required to be performed by such party at or prior to the Effective Time;

(f)    by Parent (at any time prior to the adoption of this Agreement by the Required Company Shareholder Vote) if a Company Triggering Event shall have occurred;

(g)   by the Company (at any time prior to the approval of the issuance of Parent Common Stock in the Merger by the Required Parent Stockholder Vote) if a Parent Triggering Event shall have occurred;

(h)   by Parent if (i) any of the Company’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 6.1 would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or as of any subsequent date, (A) all “Material Adverse Effect” qualifications and other materiality qualifications, and any similar qualifications, contained in such representations and warranties shall be disregarded and (B) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded), or (ii) any of the Company’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied; provided, however, that if and for so long as an inaccuracy in any of the Company’s representations and warranties as of a date subsequent to the date of this Agreement or a breach of a covenant by the Company is curable by the Company and the Company is continuing to exercise all reasonable efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 8.1(h) on account of such inaccuracy or breach; or

(i)    by the Company if (i) any of Parent’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 7.1 would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or as of any subsequent date, (A) all “Material Adverse Effect” qualifications and other materiality qualifications, and any similar qualifications, contained in such representations and warranties shall be disregarded and (B) any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded), or (ii) if any of Parent’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that if and for so long as an inaccuracy in any of Parent’s representations and warranties as of a date subsequent to the date of this Agreement or a breach of a covenant by Parent is curable by Parent and Parent is continuing to exercise all reasonable efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 8.1(i) on account of such inaccuracy or breach.

8.2           Effect of Termination.  In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 8.2, Section 8.3 and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any party from any liability for any material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

8.3           Expenses; Termination Fees.

(a)   Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that:

(i)            Parent and the Company shall share on a 60%/40% pro rata basis, respectively, all fees and expenses, other than attorneys’ fees, incurred in connection with the filing, printing and mailing of the Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus and any amendments or supplements thereto and each party shall be responsible for any fees and expenses it incurs in connection with the filing of its premerger notification and report forms relating to the Merger under the HSR Act and the filing of any notice or other document under any applicable foreign antitrust law or regulation;

(ii)           if this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b) and at or prior to the time of the termination of this Agreement an Acquisition Proposal regarding the Company shall have been disclosed, announced, commenced, submitted or made, and the Company is party to a definitive agreement for an Acquisition Transaction within the twelve (12) month period following such termination which is ultimately completed, then (without limiting any obligation of the Company to pay any fee payable pursuant to Section 8.3(b) or Section 8.3(d)) the Company shall make a nonrefundable cash payment to Parent, in an amount equal to the aggregate amount of all fees and expenses (including all attorneys’ fees, accountants’ fees, financial advisory fees and filing fees) that have been paid or that may become payable by or on behalf of Parent in connection with the preparation and negotiation of this Agreement and otherwise in connection with the Merger immediately upon the consummation of such Acquisition Transaction;

(iii)          if this Agreement is terminated by Parent or the Company pursuant to Section 8.1(d) or by Parent pursuant to Section 8.1(f), then (without limiting any obligation of the Company to pay any fee payable pursuant to Section 8.3(b) or Section 8.3(d)) the Company shall make a nonrefundable cash payment to Parent, in an amount equal to the aggregate amount of all fees and expenses (including all attorneys’ fees, accountants’ fees, financial advisory fees and filing fees) that have been paid or that may become payable by or on behalf of Parent in connection with the preparation and negotiation of this Agreement and otherwise in connection with the Merger, within two (2) business days after such termination; and

(iv)          if this Agreement is terminated by Parent or the Company pursuant to Section 8.1(e) or by the Company pursuant to Section 8.1(g), then (without limiting any obligation of Parent to pay any fee payable pursuant to Section 8.3(b) or Section 8.3(e)) Parent shall make a nonrefundable cash payment to the Company, in an amount equal to the aggregate amount of all fees and expenses (including all attorneys’ fees, accountants fees, financial advisory fees and filing fees) that have been paid or that may become payable by or on behalf of the Company in connection with the preparation and negotiation of this Agreement and otherwise in connection with the Merger, within two (2) business days after such termination.

(b)   If this Agreement is terminated by Parent or the Company pursuant to Section 8.1(d) and at or prior to the time of the Company Shareholder Meeting an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made, and the Company is party to a definitive agreement for an Acquisition Transaction within the twelve (12) month period following such termination which is ultimately completed, then the Company shall pay to Parent, in cash upon the consummation of such Acquisition Transaction (and in addition to the amounts payable by the Company pursuant to Section 8.3(a)) a nonrefundable fee in an amount equal to $3,000,000.  If this Agreement is terminated by Parent or the Company pursuant to Section 8.1(e) and at or prior to the time of the Parent Stockholder Meeting an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made, and Parent is party to a definitive agreement for an Acquisition Transaction in which Parent is the party being acquired by another entity within the twelve (12) month period following such termination which is ultimately completed, then Parent shall pay to the Company, in cash upon the consummation of such Acquisition Transaction (and in addition to the amounts payable by Parent pursuant to Section 8.3(a)), a nonrefundable fee in an amount equal to $3,000,000.

(c)   If this Agreement is terminated by Parent pursuant to Section 8.1(f), then the Company shall pay to Parent, in cash at the time specified in the next sentence (and in addition to the amounts payable pursuant to Section 8.3(a)), a nonrefundable fee in the amount equal to $3,000,000.  The fee referred to in the preceding sentence shall be paid by the Company within two (2) business days after such termination.

(d)   If this Agreement is terminated by the Company pursuant to Section 8.1(g), then Parent shall pay to the Company, in cash at the time specified in the next sentence (and in addition to the amounts payable pursuant to Section 8.3(a)), a nonrefundable fee in the amount equal to $3,000,000.  The fee referred to in the preceding sentence shall be paid by Parent within two (2) business days after such termination.

(e)   If the Company fails to pay when due any amount payable by the Company under this Section 8.3, then (i) the Company shall reimburse Parent for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Parent of its rights under this Section 8.3, and (ii) the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.  If Parent fails to pay when due any amount payable by Parent under this Section 8.3, then (i) Parent shall reimburse the Company for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the Company of its rights under this Section 8.3, and (ii) Parent shall pay to the Company interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the Company in full) at  a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

SECTION 9.                                MISCELLANEOUS PROVISIONS

9.1           Amendment.  This Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time (whether before or after adoption of this Agreement by the Company’s shareholders and whether before or after approval of the issuance of Parent Common Stock in the Merger by Parent’s stockholders); provided, however, that (i) after any such adoption of this Agreement by the Company’s shareholders, no amendment shall be made which by law requires further approval of the shareholders of the Company without the further approval of such shareholders, and (ii) after any such approval of the issuance of Parent Common Stock in the Merger by Parent’s stockholders, no amendment shall be made which by law or NASD regulation requires further approval of Parent’s stockholders without the further approval of such stockholders.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.2           Waiver.

(a)   No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power,

right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)   No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.3           No Survival of Representations and Warranties.  None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Merger.

9.4           Entire Agreement; Counterparts.  This Agreement and the other agreements referred to  herein constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that certain letter agreement dated March 23, 2007, as the same may be amended from time to time, between the Company and Parent (relating to the protection of confidential information) shall not be superseded and shall remain in full force and effect.  This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

9.5           Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (except to the extent a matter is required to be governed by the MBCA, in which case the provisions of the MBCA shall govern such matter), regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.  In any action between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the State of Delaware; (c) each of the parties irrevocably waives the right to trial by jury; and (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 9.9.

9.6           Disclosure Schedule.  The Company Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 2.  The Parent Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 3.

9.7           Attorneys’ Fees.  In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

9.8           Assignability.  This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the assigning party’s rights hereunder may be assigned without the prior written consent of the other parties, and any attempted assignment of this Agreement or any of such rights by such assigning party without such consent shall be void and of no effect.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever.

9.9           Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, or (b) two business days after sent by registered mail or by courier or express delivery service or by facsimile, provided that in each case the notice or other communication is sent to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent or Merger Sub:

Website Pros, Inc.

12735 Gran Bay Parkway West

Building 200

Jacksonville, FL 32258

with a copy to:

Cooley Godward Kronish LLP

3175 Hanover Street
Palo Alto, CA 94304-1130

Attn: James F. Fulton, Esq.

Facsimile No. (650) 849-7400

if to the Company:

Web.com, Inc.

303 Peachtree Center Avenue

Suite 500

Atlanta, GA 30303

with a copy to:

Stubbs Alderton & Markiles, LLP

15260 Ventura Boulevard, 20th Floor

Sherman Oaks, CA 91403

Attn: V. Joseph Stubbs, Esq.

Facsimile No. (818) 444-4507

9.10         Cooperation.   The Company and Parent each agree to cooperate fully with the other and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

9.11         Severability  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.12         Construction.

(a)   For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)   The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)   As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)   Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(e)   The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(f)    Any document referred to as having been “delivered” to a Party hereto in Section 2 or Section 3 hereof shall be deemed to have been delivered if such document was made available on that certain electronic DataSite maintained by Merrill Corporation and referred to in such electronic system as the “DataSite Project: Augusta/Sawgrass”.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

WEBSITE PROS, INC.

By:	/s/ David Brown
Name:	David Brown
Title:	President and Chief Executive Officer

AUGUSTA ACQUISITION SUB, INC.

By:	/s/ David Brown
Name:	David Brown
Title:	President and Chief Executive Officer

WEB.COM, INC.

By:	/s/ Jeff Stibel
Name:	Jeff Stibel
Title:	President and Chief Executive Officer

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this EXHIBIT A):

Acquired Corporation Contract.  “Acquired Corporation Contract” shall mean any Contract:  (a) to which any of the Acquired Corporations is a party; (b) by which any of the Acquired Corporations or any asset of any of the Acquired Corporations is or may become bound or under which any of the Acquired Corporations has, or may become subject to, any obligation; or (c) under which any of the Acquired Corporations has or may acquire any right or interest.

Acquisition Proposal.  “Acquisition Proposal” shall mean any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest made or submitted by Parent) contemplating or otherwise relating to any Acquisition Transaction.

Acquisition Transaction.  “Acquisition Transaction” shall mean any transaction or series of transactions involving:

(a)           any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which any of the Acquired Corporations is a constituent corporation and in which the shareholders of the Company immediately preceding such transaction hold less than 80% of the outstanding securities of any class of voting securities of the surviving or resulting entity of such transaction, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of any of the Acquired Corporations, or (iii) in which any of the Acquired Corporations issues securities representing more than 20% of the outstanding securities of any class of voting securities of any of the Acquired Corporations;

(b)   any sale, lease, exchange, transfer, license, acquisition by a third party or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, net income or assets of any of the Acquired Corporations; or

(c)   any liquidation or dissolution of any of the Acquired Corporations.

Affiliated Group.  “Affiliated Group” any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of any applicable Legal Requirements.

Agreement.  “Agreement” shall mean the Agreement and Plan of Merger and Reorganization to which this EXHIBIT A is attached, as it may be amended from time to time.

COBRA.  “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

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Company Affiliate.  “Company Affiliate” shall mean any Person under common control with any of the Acquired Corporations within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

Company Common Stock.  “Company Common Stock” shall mean the Common Stock, $0.0l par value per share, of the Company.

Company Disclosure Schedule.  “Company Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of Section 9.6 of the Agreement and that has been delivered by the Company to Parent on the date of this Agreement and signed by the President of the Company.

Company Employee.  “Company Employee” shall mean any current or former employee (if terminated within the five (5) year period prior to the Closing), independent contractor or director of any of the Acquired Corporations or any Company Affiliate.

Company Employee Agreement.  “Company Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract between any of the Acquired Corporations or any Company Affiliate and any Company Employee, other than any such management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract with a Company Employee which is terminable “at will” without any obligation on the part of the applicable Acquired Corporation or any Company Affiliate to make any payments or provide any benefits in connection with such termination.

Company Employee Plan.   “Company Employee Plan” shall mean any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan), that is or has been maintained, contributed to, or required to be contributed to, by any of the Acquired Corporations or any Company Affiliate for the benefit of any Company Employee, or with respect to which any of the Acquired Corporations or any Company Affiliate has or may have any liability or obligation, except such definition shall not include any Company Employee Agreement.

Company IP.  “Company IP” shall mean (a) all Intellectual Property Rights in or pertaining to the Company Products or methods or processes used to manufacture, support, or service the Company Products, and (b) all other Intellectual Property Rights owned by or exclusively licensed to any of the Acquired Corporations.

Company IP Contract.  “Company IP Contract” shall mean any  Acquired Corporations Contract that contains any assignment or license of, or covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Company IP or any Intellectual Property developed by, with, or for any of the Acquired Corporations.

2

Company Pension Plan.  “Company Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

Company Privacy Policy.  “Company Privacy Policy” shall mean each external or internal, past or present privacy policy of any of the Acquired Corporations, including any policy relating to (i) the privacy of users of the Company Products or of any Company Website, (ii) the collection, storage, disclosure, and transfer of any User Data or Personal Data, and (iii) any employee information.

Company Product.  “Company Product” shall mean any product or service designed, developed to the point of a marketing requirements document, prototype, or alpha version, manufactured, marketed, distributed, provided, licensed, or sold at any time by any of the Acquired Corporations from and after January 1, 2002.

Company Source Code.  “Company Source Code” shall mean the source code for any Company Software.

Company Triggering Event.  A “Company Triggering Event” shall be deemed to have occurred if:  (i) the board of directors of the Company shall have failed to recommend that the Company’s shareholders vote to adopt this Agreement, or shall have withdrawn or modified in a manner adverse to Parent the Company Board Recommendation; (ii) the Company shall have failed to include in the Proxy Statement/Prospectus the Company Board Recommendation or a statement to the effect that the board of directors of the Company has determined and believes that the Merger is in the best interests of the Company’s shareholders; (iii) the board of directors of the Company fails to reaffirm the Company Board Recommendation, or fails to reaffirm its determination that the Merger is in the best interests of the Company’s shareholders, within five business days after Parent requests in writing that such recommendation or determination be reaffirmed; (iv) the board of directors of the Company shall have approved, endorsed or recommended any Acquisition Proposal; (v) the Company shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal; (vi) the Company shall have failed to hold the Company Shareholders’ Meeting as promptly as practicable and in any event within 45 days after the Form S-4 Registration Statement is declared effective under the Securities Act but subject to the right to adjourn or postpone such Company Shareholders’ Meeting to the extent reasonably necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement/Prospectus is provided to the shareholders in advance and in order to obtain a quorum; (vii) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its securityholders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; (viii) an Acquisition Proposal is publicly announced, and the Company (A) fails to issue a press release announcing its opposition to such Acquisition Proposal within five business days after such Acquisition Proposal is announced or (B) otherwise fails to actively oppose such Acquisition Proposal; or (ix) any of the Acquired Corporations or any Representative of any of the Acquired Corporations shall have breached or taken any action inconsistent with any of the provisions set forth in Section 4.3 of the Agreement.

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Company Unaudited Interim Balance Sheet.  “Company Unaudited Interim Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of March 31, 2007 included in the Company SEC Documents.

Company Web Site.  “Company Web Site” shall mean any public or private website owned, maintained, or operated at any time by or on behalf of any of the Acquired Corporations.

Consent.  “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contract.  “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

DOL.  “DOL” shall mean the United States Department of Labor.

Encumbrance.  “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Entity.  “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

ERISA.  “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Exchange Act.  “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

FMLA.   “FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

Foreign Plan.  “Foreign Plan” shall mean: (i) any plan, program, policy, practice, Contract or other arrangement mandated by a Governmental Body other than the United States; (ii) any Company Employee Plan maintained or contributed to by any of the Acquired Corporations or any Company Affiliate that is not subject to United States law; and (iii) any Company Employee Plan that covers or has covered Company Employees whose services are performed primarily outside of the United States.

Form S-4 Registration Statement.  “Form S-4 Registration Statement” shall mean the registration statement on Form S-4 to be filed with the SEC by Parent in connection with issuance of Parent Common Stock in the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.

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Governmental Authorization.  “Governmental Authorization” shall mean any:  (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body.  “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal).

HIPAA.   “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

HSR Act.  “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Intellectual Property.  “Intellectual Property” shall mean algorithms, application programmers’ interfaces (APIs), apparatus, circuit designs and assemblies, gate arrays, IP cores, net lists, photomasks, semiconductor devices, test vectors, databases, data and results from simulations or tests, design rules, diagrams, formulae, GDSII files, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, simulation methods or techniques, specifications, software, software code (in any form, including source code and executable or object code), software development tools, subroutines, techniques, test vectors, user interfaces, uniform resource locators (URLs), web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

Intellectual Property Rights.  “Intellectual Property Rights” shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above.

IRS.   “IRS” shall mean the United States Internal Revenue Service.

Joint Proxy Statement/Prospectus.  “Joint Proxy Statement/Prospectus” shall mean the joint proxy statement/prospectus to be sent to the Company’s shareholders in connection with the Company Shareholders’ Meeting and to Parent’s stockholders in connection with the Parent Stockholders’ Meeting.

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Knowledge.  “Knowledge” of an Entity shall mean actual knowledge of one or more executive officers or directors of such Entity, or the knowledge that any of such persons could reasonably be expected to have after a reasonable investigation of the matter in question.

Legal Proceeding.  “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement.  “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NASD or the Nasdaq Global Market).

Material Adverse Effect.  An event, violation, inaccuracy, circumstance or other matter will be deemed to have a “Material Adverse Effect” on the Acquired Corporations if such event, violation, inaccuracy, circumstance or other matter (considered together with all other matters that constitute exceptions to the representations and warranties of the Company set forth in the Agreement, disregarding any “Material Adverse Effect” or other materiality qualifications, or any similar qualifications, in such representations and warranties) had or could reasonably be expected to have a material adverse effect on (i) the business, condition, capitalization, assets, liabilities, operations, financial performance or prospects of the Acquired Corporations taken as a whole, (ii) the ability of the Company to consummate the Merger or any of the other transactions contemplated by the Agreement or to perform any of its obligations under the Agreement, or (iii) Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation.  An event, violation, inaccuracy, circumstance or other matter will be deemed to have a “Material Adverse Effect” on Parent if such event, violation, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties of Parent set forth in the Agreement, disregarding any “Material Adverse Effect” or other materiality qualifications, or any similar qualifications, in such representations and warranties) had or could reasonably be expected to have a material adverse effect on (i) the business, condition, capitalization, assets, liabilities, operations or financial performance of Parent and its Subsidiaries taken as a whole, or (ii) the ability of Parent to consummate the Merger or any of the other transactions contemplated by the Agreement or to perform any of its obligations under the Agreement.  Notwithstanding the foregoing, (A) conditions affecting the industries in which the Parent or Acquired Corporations participate, the United States economy as a whole or foreign economies in any locations where the Company or the Acquired Corporations have material operations or sales (which effects, in each case, do not disproportionately affect the Acquired Corporations, as the case may be), (B) any failure by Parent or the Company to meet any projections or forecasts for any period ending (or for which revenues or earnings are released) on or after the date hereof in and of itself (for the avoidance of doubt, this clause (B) shall not preclude Parent or the Company, as applicable, from taking the underlying cause of any such failure into account in determining whether there has been or will be a Material Adverse Effect), (C) any change in GAAP after the date hereof, (D) any attack on, or by, outbreak or escalation of hostilities or acts of terrorism involving, the United States, or any declaration of war by the

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United States Congress and (E) a decline in Parent’s or Company’s stock price shall not, in and of themselves, be deemed to constitute a Material Adverse Effect in any event.

Non-Operational Subsidiaries.  “Non-Operational Subsidiaries” shall mean those Acquired Corporations designated as such on Part 2.1(a)(ii) of the Company Disclosure Schedule.

Open Source Code.  “Open Source Code” shall mean any software code that is distributed as “free software” or “open source software” or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software.  Open Source Code includes software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License.

PBGC.   “PBGC” shall mean the United States Pension Benefit Guaranty Corporation.

Parent Acquisition Transaction.  “Parent Acquisition Transaction” shall mean any transaction or series of transactions involving:

(a)           any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction in which Parent is a constituent corporation and in which the shareholders of Parent immediately preceding such transaction hold less than a majority of equity interest in the surviving or resulting entity of such transaction;

(b)   any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for more than a majority of the consolidated net revenues, net income or assets of any of Parent; or

(c)   any liquidation or dissolution of Parent.

Parent Common Stock.  “Parent Common Stock” shall mean the Common Stock, $0.001 par value per share, of Parent.

Parent Disclosure Schedule. “Parent Disclosure Schedule” shall mean the disclosure schedule that has been prepared by Parent in accordance with the requirements of Section 9.6 of the Agreement and that has been delivered by Parent to the Company on the date of this Agreement and signed by the President of Parent.

Parent Employee Agreement.  “Parent Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract between Parent, any of its Subsidiaries or any Parent Affiliate and any Parent Employee, other than any such management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract with a Parent employee which is terminable “at will” without any obligation on the part of the Parent, any of its Subsidiaries or any Parent Affiliate, as applicable, to make any payments or provide any benefits in connection with such termination.

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Parent Employee Plan.  “Parent Employee Plan” shall mean any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan), that is or has been maintained, contributed to, or required to be contributed to, by Parent, any of its Subsidiaries or any Parent Affiliate for the benefit of any Parent Employee, or with respect to which Parent, any of its Subsidiaries or any Parent Affiliate has or may have any liability or obligation, except such definition shall not include any Parent Employee Agreement.

Parent Preferred Stock.  “Parent Preferred Stock” shall mean the Preferred Stock, $0.001 par value, of the Company.

Parent Triggering Event.  A “Parent Triggering Event” shall be deemed to have occurred if: (i) the board of directors of Parent shall have failed to recommend that Parent’s stockholders vote to approve the issuance of Parent Common Stock in the Merger, or shall for any reason have withdrawn or shall have modified in a manner adverse to the Company the Parent Board Recommendation; (ii) Parent shall have failed to include in the Joint Proxy Statement the Parent Board Recommendation; or (iii) the board of directors of Parent shall have approved, endorsed or recommended any Parent Acquisition Transaction.

Parent Unaudited Interim Balance Sheet.  “Parent Unaudited Interim Balance Sheet” shall mean the unaudited consolidated balance sheet of Parent and its consolidated Subsidiaries as of March 31, 2007 included in the Parent SEC Documents.

Permitted Encumbrances.  “Permitted Encumbrances” means (a) any lien for current taxes not yet due and payable, (b) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Corporations, (c) liens described in Part 2.6 of the Company Disclosure Schedule liens for Taxes not yet delinquent, (d) required third party consents which are disclosed herein, (e) encumbrances imposed or promulgated by Legal Requirements with respect to real property and improvements, including zoning regulations; (f) Encumbrances disclosed on existing title reports or existing surveys (in either case copies of which title reports and surveys have been delivered to Parent); and (g) mechanics’, carriers’, workmen’s , repairmen’s and similar Encumbrances incurred in the ordinary course of business.

Person.  “Person” shall mean any individual, Entity or Governmental Body.

Personal Data.  “Personal Data” shall mean a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, or customer or account number, or any other piece of information that allows the identification of a natural person.

Registered IP.  “Registered IP” shall mean all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Body, including all patents,

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registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.

Representatives.  “Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

SEC.  “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act.  “Securities Act” shall mean the Securities Act of 1933, as amended.

Subsidiary.  An entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

Superior Offer.  “Superior Offer” shall mean an unsolicited, bona fide Acquisition Proposal to purchase all of the outstanding shares of Company Common Stock on terms that the board of directors of the Company determines, in its good faith reasonable judgment, after receipt of a written opinion of RBC or another independent financial advisor of nationally recognized reputation, to be more favorable to the Company’s shareholders than the terms of the Merger taking into account all relevant factors, including without limitation, conditions relating to regulatory approvals, the existence of a financing or due diligence condition, timing considerations and whether financing is committed; provided, however, that any such offer shall not be deemed to be a “Superior Offer” if any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party.

Tax.  “Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

Tax Return.  “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

User Data.  “User Data” shall mean any Personal Data or other data or information collected by or on behalf of any of the Acquired Corporations from users of the Company Products or of any Company Website.

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